As filed with the Securities and Exchange Commission on October __, 2000

                                                     Registration No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. __)
                                 ______________
                                LEGALOPINION.COM
                 (Name of small business issuer in its charter)




NEVADA . . . . . . . . . . . .                       48130200           87-0550824
(State or jurisdiction of. . .  (Primary Standard Industrial         (IRS Employer
Incorporation or organization)  Classification Code Number)    Identification No.)

             230-2000 SPALL ROAD, KELOWNA, BRITISH COLUMBIA V1Y 9P6
                                 (250) 763-5560
                    (Address of principal place of business)

                    4325 WARWICK, KANSAS CITY, MISSOURI 64111
                                 (816) 531-7279
               (Address and telephone number of executive offices)

                           JOHN M. MARENCIK, PRESIDENT
              230-2000 SPALL ROAD, KELOWNA, BRITISH COLUMBIA V1Y9P6
                                 (250) 763-5560
            (Name, address and telephone number of agent for service)
                                 ______________
                                   Copies to:
                                legalopinion.com
                                c/o David Emerick
                     4110 Central St., Kansas City, MO 64111
                                 (816) 531-1378

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If  any  of  the securities being registered on this Form are to be offered on a delayed  or  continuous  basis  pursuant to Rule 415 under the Securities Act of
1933  check  the  following  box.     [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration
statement  for  the  same  offering.     [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same
offering.     [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering. [ ]

If  delivery  of  the  prospectus  is  expected to be made pursuant to Rule 434,
please  check  the  following  box.     [  ]

                         CALCULATION OF REGISTRATION FEE



Title of each class of securities . . . .  Number of      Proposed            Proposed              Amount of
to be registered. . . . . . . . . . . . .  shares         maximum offering    maximum               registration fee
                                           to be          price               aggregate offering
                                           registered(1)  per unit(2)         price(2)
                                           -------------  ------------------  --------------------
Common Stock ($.001 par value per share).     44,174,965  $              .17  $       7,509,744.05  $        1,982.57
-----------------------------------------  -------------  ------------------  --------------------  -----------------

(1) The number of shares to be registered includes (i) 34,000,000 shares based on a good faith estimate of the maximum amount issuable pursuant to the floating conversion rate of the registrant's 6% convertible debentures, and (ii) 5,500,000 shares issuable upon the exercise of stock purchase warrants delivered in connection with the issuance of the 6% convertible debentures. The provisions of Rule 416 shall apply to this registration statement and the number of shares registered on this registration statement automatically shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

(2) Estimated solely for purposes of calculating registration fee, based on $ .17 the average of the bid and asked prices per share of the stock as reported by the Over the Counter Bulletin Board on October 20, 2000, pursuant to Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS  [Subject  to  completion  -  dated  October  ___,  2000)]
                                44,174,965 SHARES


                                LEGALOPINION.COM

                                  COMMON STOCK

     This prospectus may be used only in connection with the resale by the parties identified under "Selling Stockholders" beginning on page 31 of this prospectus or their assigns of shares of the common stock of legalopinion.com as follows:

   * up to 4,642,465 shares of common stock that are held by some of our current stockholders;
   * up to 34,000,000 shares of common stock that are or may be issuable upon conversion of our 6% convertible debentures due July 17, 2005 and September 19, 2005.
   * up to 5,500,000 shares of common stock that are or may be issuable upon the exercise of warrants to purchase common stock.
- * up to 32,500 shares of common stock that are issuable for consulting services rendered to us

     The selling stockholders from time to time may offer their shares of our common stock through public or private transactions at prevailing market prices or at privately negotiated prices. legalopinion.com will not receive any proceeds from the sale of shares by the selling stockholders, nor will we receive any proceeds from the conversion of the convertible debentures into shares of common stock. We will receive $1.50 per share of common stock issued upon the exercise of the warrants, except when the warrant exercise price is paid in shares of common stock.
                            _________________________
     Our common stock currently is quoted for trading on the OTC Bulletin Board under the symbol "LAWW". On October 20, 2000, the closing sale price of our common stock, as quoted on the OTC Bulletin Board, was $ .17 per share.
                            _________________________
     AN INVESTMENT IN THESE SECURITIES IS RISKY. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.
                            _________________________
     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                The date of this prospectus is October 25, 2000.

                                TABLE OF CONTENTS
                                                 Page

Summary                                            4
Risk  Factors                                      5
Our  Company                                       12
Use  of  Proceeds                                  12
Dividend  Policy                                   12
Price  Range  Of  Our  Common  Stock               12
Capitalization                                     13
Selected  Financial  Information                   14
Management's  Discussion  and
  Analysis  or  Plan  of  Operation                15
Business                                           17
Management                                         25
Certain  Relationships  and  Related
  Transactions                                     30
Selling  Stockholders                              31
Description  of  Securities                        38
Restrictions  on  Sale  or  Other  Transfer of
  the  Shares                                      41
Plan  of  Distribution                             41
Legal  Matters                                     42
Experts                                            43
Additional  Information                            43
Exhibit 10.1 - Employment Agreement                44
Exhibit 10.2 - Employment Agreement                55
Exhibit 10.3 - Stock Option Plan                   65
Exhibit 10.4 - Legal Opinion                       75
                     _______________________________________

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
                       WHERE YOU CAN GET MORE INFORMATION
     If  you  would  like  more  information  about  us,  please  write or call:
                              Mr. John M. Marencik
                                    President
                                legalopinion.com
                                  4325 Warwick
                                 Kansas City, MO
                            Telephone: (816) 531-4260

     The information on our website, www.legalopinion.com, does not constitute a part of this prospectus and is not incorporated by reference herein.

     We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm. In addition, we intend to make available to our stockholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. Our fiscal year ends December 31. We are a reporting company subject to the informational requirements of the Securities and Exchange Act of 1934 and file special, annual and quarterly reports as well as proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the following locations of the Commission:


Public Reference Room .           Regional Office            Regional Office
450 Fifth Street N.W. .           500 West Madison St        7 World Trade Ctr
Room 1024 . . . . . . .           Suite 1400                 Suite 1300
Washington, D.C. 20549            Chicago, IL  60661         New York, NY 10048

You can request copies of such material, upon payment of a duplication fee, from the public reference section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Materials also may be obtained from the Commission's internet website (http://www.sec.gov).

                      DEALER PROSPECTUS DELIVERY OBLIGATION
     Until November 19, 2000 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY
     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes.
OUR  COMPANY
     Our principal offices house our consumer operations located at 230-2000 Spall Road, Kelowna, British Columbia V1Y 9P6. Our telephone number is (250) 763-5560. Our executive offices are located at 4325 Warwick, Kansas City, Missouri 64111.
RISK  FACTORS
     Our company and its business, and an investment in our common stock, will be subject to a high degree of risk, including the various risks described under "Risk Factors."
THE  OFFERING



Securities offered by the selling  44,174,965 shares of our common stock, par value $.001 per share,
 Stockholders:. . . . . . . . . .  including:.
 . . . . . . . . . . . . . . . . .  * up to 4,642,465 shares that are held by some of our current
 . . . . . . . . . . . . . . . . .  stockholders;
 . . . . . . . . . . . . . . . . .  * up to 34,000,000 shares that are or may be issuable upon
 . . . . . . . . . . . . . . . . .  conversion of our 6% convertible debentures due July 17, 2005 and
 . . . . . . . . . . . . . . . . .  September 19, 2005;
 . . . . . . . . . . . . . . . . .  *. up to 5,500,000 shares that are or may be issuable upon the
 . . . . . . . . . . . . . . . . .  exercise of warrants to purchase common stock;
 . . . . . . . . . . . . . . . . .  *. up to 32,500 shares of common stock that are issuable for
 . . . . . . . . . . . . . . . . .  consulting services rendered to us.
Use of proceeds:. . . . . . . . .  We will not receive any proceeds from the offering of shares by the
 . . . . . . . . . . . . . . . . .  selling stockholders or from the conversion of the convertible
 . . . . . . . . . . . . . . . . .  debentures into shares of common stock.  We, however, will receive
 . . . . . . . . . . . . . . . . .  1.50 per share of common stock issued upon the exercise of the
 . . . . . . . . . . . . . . . . .  warrants, except when the warrant exercise price is paid in shares of
 . . . . . . . . . . . . . . . . .  common stock.  We plan to use the net proceeds received, if any, from
 . . . . . . . . . . . . . . . . .  the exercise of the warrants for the funding of operating losses and for
 . . . . . . . . . . . . . . . . .  general corporate purposes.
Shares issued and outstanding:. .  33,604,442 as of October 20, 2000
Over the Counter Symbol:. . . . .  LAWW


SUMMARY  FINANCIAL  INFORMATION

STATEMENT OF OPERATIONS
INFORMATION:. . . . . . . . . .  FROM INCEPTION
                                 --------------------
                                 FROM INCEPTION        SIX MONTHS           THREE MONTHS     THREE MONTHS      (APRIL 7, 1999)
                                 (APRIL 7, 1999) TO    ENDED                ENDED            ENDED             TO
                                 JUNE 30, 2000         JUNE 30, 2000        JUNE 30, 2000    MARCH 31, 2000    DECEMBER 31
                                 (UNAUDITED)           (UNAUDITED)          (UNAUDITED)      (UNAUDITED)       1999
-------------------------------  --------------------  -------------------  ---------------  ----------------
Revenue
Directory fees                   $             9,295   $            8,856   $        4,981   $         3,875   $           439
Expenses                                  12,677,815           12,025,456        8,821,133         3,204,323           652,359
Net loss                                 (12,668,520)         (12,016,600)      (8,816,152)       (3,200,448)         (651,920)
Weighted avg. number of shares            23,244,118           31,488,275       32,248,619        31,083,942        22,170,899
Loss per share                   $             (0.55)  $             (.38)  $         (.27)  $         (0.10)  $         (0.03)

                                        4

BALANCE SHEET DATA:
                                       JUNE 30, 2000 . .  MARCH 31, 2000
                                         (UNAUDITED)         (UNAUDITED)  DECEMBER 31, 1999
Cash                             $             2,046   $           56,851   $       23,080
Prepaid Expenses                               3,600            7,025,669       10,000,920
Total assets                                  33,937            7,107,953       10,049,558
Current liabilities                          108,438               73,941          141,979
Long term debt                               427,419              854,780          527,899
Total stockholders' equity                  (501,920)  $        6,179,232   $    9,379,680

                              RISK FACTORSFACTORS
     You should carefully consider the risks described below before making a decision to invest in our common stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to an investment in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS  RELATED  TO  OUR  BUSINESS

     OUR  LIMITED  OPERATING  HISTORY  MAKES EVALUATING OUR BUSINESS DIFFICULT

     We launched our web site in October 1999 and operate in a market that is new and changing rapidly. Because we have an unproven business model and only a limited operating history, it may be difficult for you to evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based legal referrals, news and information companies. We believe that an early stage company such as ours must, among other things:
    8maintain  relationships  with  existing  advertisers  and  attract additional  advertisers;
    *enhance  our  brand  recognition;
    *develop  new  promotions  and  services;
    *obtain  required  funding  for  operations  on  favorable  terms;
    *attract,  integrate,  motivate and retain qualified employees, consultants and  service  providers;
    *continue  to  develop  and  upgrade  our  systems  and  infrastructure  to accommodate  potential  growth;
    *maintain and defend our intellectual property rights; and *respond to changes in government regulations.

We may not be successful in accomplishing these objectives. Our failure to do so could harm our business, results of operations and financial condition.

     WE  HAVE  A  HISTORY  OF  LOSSES  AND  WE ANTICIPATE LOSSES WILL CONTINUE

As of June 30, 2000, we had an accumulated deficit of $12,668,520 that represented our cumulative loss from our inception on April 7, 1999. We have not achieved profitability and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

WE  NEED  TO  RAISE  ADDITIONAL  CAPITAL  THAT  MAY  NOT  BE  AVAILABLE.

Based upon our current plans, we believe that our existing resources and anticipated cash flow from operations can satisfy our capital needs for the next two (2) years. After this period, and possibly earlier, we anticipate that our business will not produce revenues which, together with our existing cash and other resources, are adequate to meet our cash needs. Changes in our development plans and other changes effecting our operating expenses may alter the timing and amount of expenditures of our capital resources. When we need additional funding, we may be unable to obtain it on favorable terms, or at all. If adequate funds are not available, we will have to curtail operations significantly. In addition, if we raise funds by selling stock or convertible securities, our existing stockholders could suffer dilution.

OUR FAILURE TO GENERATE SIGNIFICANT REVENUES AND OUR ACCUMULATION OF A DEFICIT SINCE INCEPTION RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The report of our independent accountants with respect to our December 31, 1999 financial statements contains an explanatory paragraph concerning our generation of insignificant revenues and accumulation of a deficit since inception. This factor, among others raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to generate future profitable operations and to receive continued financial support from our stockholders and other investors. We do not expect to be profitable in 2000 or in subsequent fiscal periods and may not be able to receive the necessary financial report from our stockholders and other investors.

     IF WE ARE UNABLE TO ATTRACT OR RETAIN PARTICIPATING LAWYERS AS WELL AS QUALIFIED EDITORIAL STAFF AND OUTSIDE CONTRIBUTORS, OUR BUSINESS COULD BE HARMED.

     Our future success depends on our ability to attract lawyers throughout North America who agree to participate in the preparation of legal opinions for our customers and the provision of other professional legal services. Our success also depends substantially upon the continued efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. If we fail to attract sufficient qualified lawyers to provide legal opinions and other professional legal services in a timely manner, or we lose the services of a significant number of our editorial staff and outside contributors or are unable to continue to obtain additional content for our website at a reasonable cost, our business, results of operations and financial condition could be materially adversely affected.

     INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     An increasing number of legal referral, news and information sources compete for consumers' attention and spending. We expect this competition to continue to increase. We compete for customers, staff and outside contributors with many types of companies, including:
    *online  services  or  web sites such as Feeadvice.com, Nolo.com, Uslaw.com and  Lawyers.com.
    *law  firms,  lawyers  and  other  legal services providers who have or may enter the Internet legal market, such as Pre-Paid Legal Services, Inc. *web "portal" companies, such as Yahoo!, America Online and Microsoft
     Network.
    *traditional  legal  forms  vendors,  such  as  Office  Max.

Our ability to compete depends on many factors, including the timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies (including offering their legal news for free) and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater customer acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, customers, staff or outside contributors, which could materially adversely affect our business, results of operations and financial condition. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER WEB SITES COULD DECREASE OUR SUBSCRIBER AND CUSTOMER BASE, WHICH MAY HARM OUR BUSINESS

We depend on establishing and maintaining subscription distribution relationships with online firms and content syndication relationships with high-traffic web sites for a significant portion of our subscriber and customer base. There is intense competition for relationships with these firms and placement on these sites, and we may have to pay significant fees to establish additional content syndication relationships or maintain existing relationships in the future. We may be unable to enter into relationships with these firms or sites on commercially reasonable terms or at all. Even if we enter into these relationships, they may not attract significant numbers of customers. Therefore, our site may not receive a significant number of additional subscribers or customers from such relationships. Our business, results of operations and financial condition could be materially adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of subscribers or customers of our web site.

     POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, including the following factors and those discussed in this "Risk Factors" section, many of which are outside our control:
    *changes  in  the  demand  for  our  services;
    *the  introduction  of  competitive  services;
    *the  pricing  of  our  services,  including  the  listing  fee  for  our participating  attorneys;  and
    *depreciation  expense  from  capital  expenditures.

We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results. In some future quarters our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock may fall, possibly by a significant amount.

   OUR  FUTURE SUCCESS DEPENDS ON MAINTAINING AND INCREASING OUR CUSTOMER BASE

Our future success is highly dependent on an increase in the number of customers who are willing to subscribe online for legal referral, news and information publications, including legal forms. The number of Internet users willing to pay for online legal referral, news and information may not increase. If the market for online legal referral, news and information develops more slowly than we expect, our business, results of operations and financial condition could be materially adversely affected.

OUR FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICES AND EFFECTIVE INTEGRATION OF OUR KEY MANAGEMENT PERSONNEL

Our future success depends upon the continued service of certain key management personnel. The loss of one or more of our key management personnel could materially adversely affect our business, results of operations and financial condition. Our employees may leave us and work for our competitors or start their own competing business.

UNEXPECTED  INCREASES  IN  TRAFFIC  MAY  STRAIN  OUR  SYSTEMS

Our web site must accommodate a high volume of traffic, often at unexpected times. Our web site may experience slower response times than usual or other problems for a variety of reasons. These occurrences could cause our customers to perceive our web site as not functioning properly and, therefore, cause them to use other methods to obtain legal referral, news and information. In such a case, our business, results of operations and financial condition could be materially adversely affected.

WE FACE A RISK OF SYSTEM FAILURE THAT MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

Our ability to provide timely information depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

DIFFICULTIES ASSOCIATED WITH OUR BRAND DEVELOPMENT MAY HARM OUR ABILITY TO ATTRACT CUSTOMERS

We believe that maintaining and growing awareness about the legalopinion.com brand is an important aspect of our efforts to continue to attract customers. The importance of brand recognition will increase in the future because of the growing number of web sites providing legal referral, news and information. We cannot assure you that our efforts to build brand awareness will be successful.

FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR CUSTOMERS, WHICH MAY HARM OUR BUSINESS

It is very important that we maintain our reputation as a trustworthy legal resource or provider. The occurrence of events, including providing inaccurate content, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our customers, which could materially adversely affect our business, results of operations and financial condition.

POTENTIAL LIABILITY FOR INFORMATION OBTAINED THROUGH OUR WEB SITE MAY REQUIRE US TO DEFEND AGAINST LEGAL CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our web site through links to other web sites. Our insurance may not adequately protect us against these claims.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered our trademarks in the United States and we have pending U.S. applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITE COULD HARM OUR BUSINESS

We may introduce additional and enhanced services in order to retain our current customers and attract new customers. If we introduce a service that is not favorably received, our current customers may choose a competitive service over ours. We may also experience difficulties that could delay or prevent us from introducing new services. These difficulties may include the loss of, or inability to obtain or maintain, third-party technology license agreements. Furthermore, the new services we may introduce could contain errors that are discovered after these services are introduced. In these cases, we may need to significantly modify the design or implementation of such services on our web site to correct these errors. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by our customers.

RISKS  RELATED  TO  OUR  INDUSTRY

     OUR  ABILITY  TO  MAINTAIN  AND  INCREASE  OUR CUSTOMER BASE DEPENDS ON THE
CONTINUED  GROWTH  IN  USE  AND  EFFICIENT  OPERATION  OF  THE  WEB

     The web-based information market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:
     *inadequate  network  infrastructure;
     *security  concerns;
     *inconsistent  quality  of  service;  and
     *unavailability  of  cost-effective, high-speed access to the Internet.

Our customers depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our customers to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media to obtain their legal referral, news and information, which could materially adversely affect our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY
EXPENDITURES  AND  COULD  DECREASE  OUR  CUSTOMER  BASE

Existing domestic and international laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal
Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect our business.

     CONCERNS ABOUT WEB SECURITY COULD DECREASE OUR CUSTOMER BASE AND INCREASE OUR WEB SECURITY EXPENDITURES

     Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as purchasing goods or services. Our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

RISKS  RELATED  TO  THIS  OFFERING

     OUR ISSUANCE OF SHARES AT PRICES BELOW THE MARKET PRICE FOR OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS

We have issued, and in the future will issue, shares of our common stock at a discount to the then-prevailing market price of our stock. For example, we have issued $500,000 in principal amount of debentures that may be converted into common stock at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of shares upon conversion of principal and interest under the debentures, and in other instances when the issuance price is less than the prevailing market price, will have a dilutive impact on out stockholders. Discounted sales resulting from the conversion of the debentures and in other instances could have an immediate adverse effect on the market price of our common stock.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

Our officers, directors and greater-than-five-percent stockholders (and their affiliates), in the aggregate, beneficially own approximately 56% of the outstanding common stock. As a result, these persons, acting together, have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

POSSIBLE  VOLATILITY  OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS

     Our stock price has been and will likely continue to be highly volatile, particularly due to our relatively limited trading volume. For example, during the first nine months of 2000, our common stock traded at a high price of $ 3.75 and a low price of $ .24. Our stock price could fluctuate significantly due to a number of factors that are beyond our control, including:

    *Variations  in  our  anticipated  or  actual  quarterly  operating results;

    *The  gain  or  loss  of  significant  contracts;
    *Changes  in  management;
    *Sales  of  substantial  amounts  of  our  stock;
    *Announcements about us or about our competitors; and *Changes in securities analysts' estimates of our performance, or our failure  to  meet  analysts'  expectations.

     The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly
Internet-related companies, have been highly volatile. These broad market and industry conditions may adversely affect the market price for our common stock, regardless of our operating performance. Investors may not be able to resell their shares at or above the price they paid for them.

STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR POSITIONS IN OUR COMMON STOCK IF OUR STOCK DOES NOT ACHIEVE AND SUSTAIN SIGNIFICANT TRADING VOLUME

In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain even its current levels. As a result, we cannot be certain that an adequate trading market will exist to permit stockholders to sell their positions in our common stock.

     WE  DO  NOT  INTEND  TO  PAY  DIVIDENDS  IN  THE  FORESEEABLE  FUTURE

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy".

WE MAY FACE OTHER RISKS NOT DESCRIBED IN THE FOREGOING RISK FACTORS WHICH MAY IMPAIR OUR BUSINESS OPERATIONS

The risks and uncertainties described in the foregoing risk factors may not be the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of factors more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

     Forward-looking statements related to our company and the Internet may be based on a number of assumptions. These assumptions may include that:

    *no  catastrophic  failure  of  the  Internet  will  occur;
    *the number of people online and the total number of hours spent online will increase  significantly  over  the  next  five  years;
    *the  value  of  online  advertising dollars spent per online user hour will increase;  and
    *Internet  security  and  privacy  concerns  will  be  adequately addressed.

If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions.

                                  OUR COMPANY

     We are an online directory service offering consumers the convenience and quality of legal consultation from their homes or offices. Through our website, www.legalopinion.com, we provide consumers with the means to interact with an U.S. attorney through the Internet and obtain a legal opinion.

     We were formed as a Nevada corporation on July 28, 1999. Our predecessor, Eurotronics Holdings Incorporated, was formed in the State of Utah on January 7, 1982. Prior to August 9, 1999, we were a non-operating public shell corporation with nominal net assets. See "Business-- Background and Formation of our Company."

     Our principal offices house our consumer operations located at 230-2000 Spall Road, Kelowna, British Columbia V1Y 9P6. Our telephone number is (250) 763-5560. Our executive offices are located at 4325 Warwick, Kansas City, Missouri 64111.

                           USE OF PROCEEDSOF PROCEEDS

     The selling stockholders and Venture Capital Firms will receive all of the net proceeds from the sale of the shares of common stock owned by such selling stockholders and offered hereby. We will not receive any of the proceeds from the sale of such shares of common stock or from the conversion of the convertible debentures into shares of common stock. We, however, will receive $1.50 per share of common stock issued upon the exercise of the warrants, except when the warrant exercise price is paid in shares of common stock. We plan to use the net proceeds received, if any, from the exercise of the warrants for the funding of operating losses and for general corporate purposes.

                              DIVIDEND POLICYPOLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and, therefore, do not expect to pay any dividends in the foreseeable future. Any payment of cash dividends in the future will depend on our:
    *financial  condition;
    *results  of  operations;
    *current  and  anticipated  cash  requirements;
    *plans  for  expansion;
    *existing  or  future  debt obligations and any restrictions imposed by such obligations;  and
    *other  factors  deemed  relevant  by  our  board  of  directors.

            PRICE RANGE OF OUR COMMON STOCK RANGE OF OUR COMMON STOCK

     Our common stock was approved for quotation on the Over the Counter Bulletin Board on August 9, 1999, and began trading on August 9, 1999. Trading has occurred in a predecessor, Eurotronics Holding, Inc. Our common stock currently is quoted for trading on the Over the Counter Bulletin under the symbol "LAWW". The following table sets forth, for the periods indicated, the high and low bid information for our common stock as reported by the Over the Counter Bulletin Board. These quotations reflect inter-dealer prices.

2000                                                  HIGH.. .  LOW
         -------------------------------------------  ----     ----
      Fourth Quarter (through October 20, 2000). . .  $ .31  $  .17
      Third Quarter. . . . . . . . . . . . . . . . .    .71    0.24
      Second Quarter . . . . . . . . . . . . . . . .   1.81    0.37
      First Quarter. . . . . . . . . . . . . . . . .   3.75    1.75

1999                                                  HIGH.. .  LOW
         -------------------------------------------  ----     ----
      Fourth Quarter . . . . . . . . . . . . . . . .  $3.90  $ 1.10
      Third Quarter. . . . . . . . . . . . . . . . .   4.00    0.40
      Second Quarter (since April 7, 1999 inception)   0.30   0.005

     On October 20, 2000, the closing bid price of our common stock as reported on the Over the Counter Bulletin Board was $ .17 per share. As of October 20, 2000, we had issued and outstanding, 33,604,442 shares of common stock, which were held of record by approximately 597 stockholders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of June 30, 2000. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto and other information included elsewhere in this prospectus.



                                                          As Adjusted for
                                                          Issuance of Shares
                                                          Upon Repayment      As Further
                                                          of Stockholders'    Adjusted for the
                                    Actual                Loans               Offering (2)
LONG TERM DEBT- STOCKHOLDERS'
----------------------------------
loans                               $           427,419   $        (411,708)  $      15,711
STOCKHOLDERS' EQUITY:
common stock, par value
0.001; 200,000,000 shares
authorized (32,441,942 shares
issued); 39,775,000 shares
issued, as adjusted; 72,217,942
shares issued as further adjusted                32,442              39,775          72,217
Additional paid in capital                   12,134,158          15,709,275      27,843.433
Deficit                                     (12,668,520)                  0    (12,668,520)
Total stockholders equity                      (501,920)         15,749,050      15,247,130
Total capitalization                $           (74,501)         15,337,342      15,262,841

(1) Subsequent to June 30 2000, we issued 275,000 shares of common stock at $1.50 per share for the forgiveness of $411,708 of stockholders' loans.

(2) Includes the issuance of 34,000,000 shares upon conversion of the debentures and 5,500,000 shares based upon the exercise of the warrants to purchase common stock.

(3)     Net  of  offering  costs.

                         SELECTED FINANCIAL INFORMATION

     The selected historical financial information presented below reflects the 1999, 1998 and 1997 operations of our company. The financial information under the captions "Statement of Operations Information" and "Balance Sheet Information" as of and for the fiscal years ended December 31 is derived from our financial statements for the period from January 1, 1996 through December
31, 1999, all of which have been audited by independent certified public accountants. The summary historical financial information as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 is derived from our unaudited financial statements. In the opinion of our management, our financial condition and results of operations set forth herein cannot be relied upon as being representative of our continuing prospects. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto and other information included elsewhere in this prospectus.

STATEMENT  OF  OPERATIONS  INFORMATION:

                        From Inception         Six months
                     (April 7, 1999)          to  ended           From Inception
                     June  30,  2000        June 30, 2000     (April 7, 1999) to
                       (unaudited)           (unaudited)       December 31, 1999
                    ------------------------------------------------------------
Revenue
   Directory  fees      $            9,295     $        8,856     $          439

Expenses
   Accounting  and  legal          176,962             97,539             79,423
   Advertising  and  Promotion  11,351,820         11,283,337             68,483
   Attorney directory enrollment   116,882             58,432             58,450
   Cost  of  recapitalization      100,000                  0            100,000
   Investor  Relations             337,929            309,455
   Management  fees  paid  to
   related party                   107,285             46,646             60,639
   Other                           201,275            154,084
   Web-site  and  technology
   maintenance                     285,662             75,963            209,699
Total  Expenses                 12,677,815         12,025,456            652,359
Net  loss                     (12,668,520)       (12,016,600)          (651,920)
Weighted average number of
shares                         23,244,118         31,488,275          22,170,899
Loss  per  share          $        (0.55)    $        (0.38)    $         (0.03)

BALANCE  SHEET  DATA:
                                         June  30,  2000     December  31,  1999
                                            (unaudited)
                                    -------------------     --------------------
Assets
   Cash                                    $       2,046        $         23,080
   Prepaid  Expenses                               3,600              10,000,920
   Fixed  Assets                                  28,291                  25,558
Total  assets                                     33,937              10,049,558

Current  liabilities
   Accounts  payable  and  accrued  liabilities  108,438                 141,979
Long  term  debt
   Stockholders'  loan                           427,419                 527,899
Total  liabilities                               535,857                 669,878
Total  stockholders' equity                $   (501,920)          $    9,379,680

FINANCIAL  DATA

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

     You should read the following discussion of our financial condition and results of operations with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections. See "Forward Looking Statements" on page 11 above. These forward-looking statements involve risks and uncertainties. Our actual results differ materially from those anticipated in these forward-looking statements as a result of numerous factors, many of which are described in the "Risk Factors" section and elsewhere in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by applicable securities laws.

OVERVIEW

     We are an on-line directory service offering consumers the convenience and quality of legal consultation through our website, www.legalopinion.com. Our website provides consumers with direct access to an on-line written opinion from an appropriately licensed attorney experienced in the particular problem area and located in the consumer's geographical jurisdiction. We generate revenues from visitors to our website who subscribe for an on-line written opinion. Prior to August 9, 1999, we were a non-operating public shell corporation with nominal net assets. See "Business- Background and Formation of our Company." We were not an operating entity until October 31, 1999, although we regard April 7, 1999, the date our Alberta, Canada subsidiary was formed, as the date of inception of our operations. From our inception until December 31, 1999, we were engaged in start-up activities and incurred approximately $652,357 of operating expenses. These operating expenses consisted of investments in technology, personnel, and limited marketing efforts. We generated only $439 of revenue for the period from April 7, 1999 to December 31, 1999. Therefore, comparison of current periods with previous periods would not provide a meaningful or useful analysis of our financial results.

PLAN  OF  OPERATIONS

     General. Over the twelve months ending August, 2001 we plan to continue to attract customers to our website through both off-line and on-line marketing initiatives, broaden and deepen the content of our website, expand and enhance services, nurture an online Internet community of people interested in legal issues, expand the number of attorneys listed in our directory and institute new services and programs such as LegalCare, a proposed subscriber services package, and TaxPert, a tax issues question-and-answer offshoot of our existing online legal opinion service. For a more complete discussion of our business strategy see the discussion of our business below under the caption "Business."

In order for us to carry out and institute our business plan, additional funds will be needed. Over the next twelve months we anticipate $9,500,000 will be needed to implement our business strategy. We intend to continue to invest in marketing and promotion, technology, personnel and the development of products and services. When possible, we attempt to do this through an exchange of services or the issuances of our securities. Additionally, we will leverage the opportunities presented in the market by "correction " in tech stocks to add associated product and service offerings from firms we can reasonably acquire that complement our professional services space.

Organizationally, LEGALOPINION.COM is in the process of being restructured into operating divisions representing our current potential four (4) key profit centers

1.     Legalcare  -  consumer  legal  and  financial  services.
2.     Lawyers  Homepage Network - Attorney services and Virtual Private Network
3.     Affiliate,  Joint  Ventures,  and  Strategic  Partnerships
4. IT Services - fulfilling our internal needs and providing build-out and maintenance services to our strategic partners.

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

     We have generated insignificant revenues and have accumulated a deficit of $ 12,668,520 from inception to June 30, 2000. This factor, among others raises substantial doubt about our ability to continue as a going concern. Our future capital requirements will depend on many factors, including but not limited to, results of operations and the availability of additional financing. To the extent that existing resources and future earnings are insufficient to fund our activities, we will need to raise additional funds through debt or equity financings. We cannot assure you that such additional financing will be available or that, if available, it can be obtained on terms favorable to us and our stockholders. In addition, any equity financing could result in dilution to our stockholders. Our inability to obtain adequate funds would adversely affect our operations and ability to implement our business strategy.

During 1999 , we have received loans to date from two stockholders, Bondock Capital (a British Columbia real estate, auctioning and merchant banking company owned and operated by the Lovig family trust) and Baycove Investments, in the aggregate amount of approximately $796,000.00. In June and July 2000, the majority of these loans were discharged in exchange for the issuance of 315,000 shares of our common stock and warrants to purchase an additional 315,000 shares with a total cash value of $551,250 leaving an outstanding balance of $12,698. These stockholders have indicated that they will continue to financially support us, although they are not contractually bound to do so. We believe our understanding with these stockholders will allow us to have the funds needed to continue our operations over the next twelve months, however, these stockholders cannot meet our optimal needs for expansion and penetration of our intended markets nor allow us to implement our entire business strategy.

In July 2000, we entered into a securities purchase agreement with several investors under which we agreed to issue and sell to them for $500,000 our 6% convertible debentures in the aggregate principal amount of $500,000. In August , 2000 we issued our 6% convertible debentures in the aggregate principal amount of $500,000. All or any part of the principal amount of the debenture, plus any accrued interest, may be converted at any time by any holder of the debenture into shares of our common stock at a conversion price per share equal to either $ .51 (120% of the closing bid price on the date the debentures were issued) or 80% of the average closing bid prices of our common stock for any three days of the five trading days immediately preceding the date of the conversion, as determined by the holder. On the July 17, 2005 maturity date of the debentures, the unpaid balance of each of the debentures and any accrued and unpaid interest will convert automatically into shares of our common stock at the conversion price on the maturity date.

Summary of Product Research and Development. As our website has already been completed and is operating and the majority of the development work is complete, on-going changes and enhancements may be made as we receive feedback from both lawyers and consumers and to accommodate new programs and services. We are planning to expand to provide further services, including LegalCare, a prepaid legal services benefits package that could be offered by employers to their employees, and TaxPert, a question-and-answer tax issues offshoot of our existing online legal opinion service.

Expected Purchase or Sale of Plant and Significant Equipment. We do not anticipate making any significant purchases or sales of plant and equipment within the next 12 months.

Expected Significant Change in the Number of Employees. We anticipate that we will staff at least eight new positions within the next 12 months. Further employees hirings may be required if demand increases significantly for customer support and sales.

ANTICIPATED  EXPENDITURES  OVER  THE  NEXT  12  MONTHS

1. Marketing and media - including formation of a direct, B2B sales force ($3,000,000)
2.     New  Products  and  Programs  ($2,000,000)
3.     Management  Team,  Infrastructure  and  equipment  ($1,000,000)
4.     Working  capital  and  Acquisitions  ($5,000,000)

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

                                    BUSINESS

OVERVIEW

     Legalopinion.com is an online directory service offering consumers the convenience and quality of legal consultation from their homes or offices. Our website, www.legalopinion.com, was launched on October 31, 1999. It provides consumers and attorneys the ability to interact in a new, simple and convenient way. Our website provides consumers with direct access to an online written opinion from an appropriately licensed attorney experienced in the particular problem area and located in the consumer's geographical jurisdiction. Currently, we serve consumers from the United States and Canada who wish to secure an opinion by an attorney. As of June 30, 2000, we have over 6,000 attorneys available to answer questions throughout all 50 states and in all Canadian provinces except Quebec. As a result of our August 2000 entry into a joint venture with the Venezuelan law firm of Teran and Teran, we intend to expand our business into Latin America.

We do not practice law in any jurisdiction and are not licensed to do so. We do not become involved in any attorney-client relationship that may be established between our customer users and attorneys participating in our database.

Our common stock is publicly traded on the OTC Bulletin Board under the symbol "LAWW".

BACKGROUND  AND  FORMATION  OF  OUR  COMPANY

     Although we were incorporated in Nevada on July 28, 1999, we trace our origin to Eurotronics Holdings Incorporated, a Utah corporation incorporated on January 7, 1982. Eurotronics Holdings was formed for the primary purpose of investigating and evaluating prospective mineral properties for possible acquisition, although it existed only as a non-operating shell corporation with nominal assets until August 9, 1999. On that date, we acquired all of the outstanding capital stock of legalopinion.com, Inc., a corporation formed under the laws of Alberta, Canada. We regard the date of inception of our operations to be the April 7, 1999, date on which this Alberta, Canada subsidiary corporation was formed. On the same date of the above acquisition, Eurotronics Holdings merged into our company to effect a change in the state of incorporation from Utah to Nevada and the name of the surviving corporation became "legalopinion.com."

INDUSTRY  OVERVIEW

     THE INTERNET. The growth of the Internet as a new means of communicating, accessing information and engaging in commerce has been rapid and we expect it to accelerate. Jupiter Communications, a research, consulting and publishing firm specializing in emerging consumer online and interactive technologies, estimates in an April 1999 study that the number of Internet users in the U.S. alone is expected to grow from approximately 100 million in 1999 to approximately 160 million by 2003, and the number of worldwide Internet users is expected to reach 250 million by the end of 2002. This growth is being driven by a number of factors, including a growing base of personal computers in the home and workplace, improvements in network infrastructure, more convenient, faster and inexpensive Internet access, technological advances in PCs and modems, increased quantity and quality of content available on the Internet and the overall increased public awareness of the Internet. Due to its large audience, the Internet represents a significant channel for advertisers and product and service marketers.

     THE LEGAL INDUSTRY. According to Legal Needs and Civil Justice (1994), one of every two American families will require the advice of an attorney each year. As busy consumers search for a way to save time and money in the face of spiraling legal fees, they have increasingly searched for information about their legal questions and have attempted to resolve their legal problems without the assistance of an attorney. The Internet allows consumers to access large quantities of legal information quickly and easily, but the information, once obtained, is often difficult to interpret and apply effectively. With the growth in the Internet, lawyers and other legal service providers have begun to recognize the inefficiencies in the typical legal services delivery model and accept the Internet as a tool enabling them to more effectively and efficiently provide legal services to their clients.

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

OUR  SOLUTION

     Through our website, we address the needs of both consumers and legal service providers.

In the typical legal services delivery model, an attorney will have an initial discussion with a potential client over the phone to gather preliminary information, he or she will then perform a conflicts check and schedule an appointment with the prospective client -- usually within the 8 a.m. to 5 p.m. business hours window. The attorney then meets with the prospective client to conduct a fact-finding interview. Finally, if the issue is within the attorney's area of expertise, the attorney provides a verbal opinion or written proposal to secure the client (and often asks for a retainer from the client). The attorney then performs the work required. This process can be time-consuming, with costs to both the attorney and the client easily approaching several hundred dollars.

     We are primarily an online directory and communication service. We have established a directory of attorneys across North America. For $39.95, a consumer can go to our website, select an attorney from the directory and structure a question regarding any legal issue. After a successful conflict of interests test, within two business days, the chosen attorney will provide a written opinion to the consumer through online forms on our website. Essentially we offer an online duplication of the existing professional services delivery model with a scale and efficiency that can be provided only through the Internet.

Our online directory service also provides value to any attorney who has the capacity to take on additional clients. Attorneys can be listed in the directory at no charge until January 1, 2001. After the fourth quarter acquisition of Lawyers Homepage Network, we anticipate that participating attorneys will be able to access a substantial base of potential client by presenting a virtual, visual image via our web hosting services. By participating in our directory, attorneys avoid the costs associated with the initial client-screening process and have a steady source of referrals. Attorneys who respond to customer questions do not receive any part of the fees paid to us because of applicable state bar and provincial law society rules. However, by demonstrating knowledge in answering customer questions, laying out options for the customer's case, and perhaps estimating the costs for taking the case forward, attorneys may be retained by the customer for future services or those services offered at reduced rate through LegalCare. LegalCare is a subscriber service program, designed to allow convenient and affordable legal and financial membership services (for more information, see p. 21).

OUR  BUSINESS  STRATEGY

     Our objective is to be the leading provider of online legal question-and-answer services and other related legal information and services for the individual and business community. We use leading Internet technologies to provide a unique, efficient and cost-effective service. The following are the key elements of our strategy:

     PROVIDE A UNIQUE SERVICE. Our uniqueness comes from providing consumers with direct access to an online, written opinion from a licensed attorney experienced in the consumer's problem area. The attorney will be an individual located in the consumer's geographic jurisdiction, who could be subsequently retained to act on a problem. Our basic concept is to provide a valuable service with our directory of attorneys, divided into practice areas and geographic regions, providing answers in "real-time" that can only be provided efficiently through the use of a virtual environment.

     Other websites give consumers cookie-cutter replies to general legal questions. The responses to questions given by the attorneys in our directory are not stock answers-they are personalized replies tailored to a specific situation. Our system provides consumers with decision-enabling information.

Our core technology can be selectively adapted to service the needs of special interest groups whose legal and financial requirements may differ from mainstream America. Content can be scaled and tailored to address specific issues attributable to varying cultural subsets or demographic profiles within any subset of society. This flexibility will be extremely valuable as we grows.

     PROVIDE TIME AND COST SAVINGS. The core technology that we offer provides value to both the consumer and the attorney, first and foremost, by simplifying and streamlining communication processes. As mentioned above, the initial interview, conflicts check and fact-finding interview typically conducted at the beginning of an attorney-client relationship can be time-consuming, with costs to both the attorney and the client that could approach several hundred dollars.

     We collect sufficient information beforehand to dramatically condense the timeline for most of these initial steps. Our website lists attorneys experienced in a consumer's problem area, and provides a two-day window for the attorney to perform a conflicts check, research the answer and get a reply back to the client. Attorneys review the details of the case and provide legal advice based on the identified issues. The motivation being, that by demonstrating knowledge in answering the question, laying out options for the consumer's case, and estimating the costs to proceed, the consumer will retain their services if action is taken.

Attorneys are committed to respond to all questions received through our secure system within two business days of receipt (excluding weekends and legal holidays). Response times are closely monitored. Both our company and our participating attorneys believe fast response times are an important part of our process and a key factor in making the service unique. There may be some situations in which the attorney has a conflict of interest or is unable to answer a question. If such a situation occurs, the question is returned to the consumer and they may then select another attorney from the directory.

If an attorney does not accept, or simply does not respond to, a question, the question will automatically be returned to the consumer. The consumer will then be given the option to select another attorney from the directory, and the original attorney will receive a late warning. Three such warnings are grounds for termination of the contract between the attorney and our company.

PROVIDE CONVENIENCE. Through our website, consumers can describe their legal situation from the privacy of their home or office, on their own timetable.
They can then secure a quick and low-cost assessment of their legal rights or liabilities by a licensed attorney before committing significant amounts of time or money to retain an attorney.

Attorneys participating in the program also are afforded the opportunity to respond to questions according to their schedule-optimizing the critical 8 a.m. to 5 p.m. window for billable activities.

If attorneys know in advance that they are going to be unavailable to respond to questions, they simply mark their account as inactive and are temporarily removed from the directory of available providers. If they are signed in and receive notification that a question is pending, they have two business days in which to respond.

     PROVIDE KNOWLEDGEABLE AND LICENSED ATTORNEYS. Attorneys listed in our directory are required to demonstrate that they:

-     Maintain  an  active  license  to  practice  law  in  their  jurisdiction;
-     Are  in  good  standing  with  their  respective  Bar  Associations;
- Maintain an office for the practice of law and are regularly engaged in the practice of law; and
- Maintain at least the minimum professional liability insurance required by their Bar Association.

     Attorneys are required to agree to the Terms and Conditions of our Attorney Participation Agreement, confirming the above, to be listed in our directory. Attorneys only list, and as such, only receive questions in, the areas of law in which they practice.

BUILD AN ONLINE COMMUNITY. In addition to our lawyer directory and reply service, we are committed to building and growing an online Internet community of people interested in legal issues. To this end, we have created a public chat room and a list of over 200 law-related links. See "Services - Links to Other Websites and Access to Chat Rooms" below. We also are open to suggestions from our visitors for improving the community aspects of our service. Our visitors can email us at info@legalopinion.com with any comments or questions they may have.

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

BUILD  STRONG  BRAND  NAME  AWARENESS.   We  believe  that  establishing  brand
awareness is critical to attracting and retaining visitors and advertisers. We seek to build its brand by creating a superior visitor experience and creating broad awareness of our name as the trusted on-line source for legal information. We intend to achieve this goal by expanding our marketing efforts through both off-line and on-line marketing initiatives.

     ENHANCE THE VISITOR EXPERIENCE. We are committed to continually improving the utility and perceived value of our website. We seek to:

     *broaden  and  deepen  the  content  of  our  website;
     *improve  the  navigability  of  our  website  environment;
     *expand and enhance our suite of complementary services; and *tailor our website to meet the needs and preferences of our visitors.

SERVICES

     In addition to the legal question and answer service, which is the main service provided by us and which is explained in detail above, we provide the following services:

LEGAL FORMS SERVICE. We, in partnership with U.S. Legal Forms, Inc., provide over 12,000 legal forms on our website, which are available for immediate downloading. We believe that U.S. Legal Forms has one of the best selections of legal forms on the Internet. Most forms can be downloaded in Word, WordPerfect and Text formats. The small number of forms that are not immediately available for downloading are provided by email. For a small fee, our visitors can access form wills for all states, powers of attorney, promissory notes, deeds, healthcare directives and incorporation documents, to name just a few. We use authorize.net to process all credit cards. All processing is on an "authorize only" basis. This means a credit card is not actually charged at the time a form is ordered or downloaded. We usually finalize the charge 24 hours after the form has been ordered or downloaded.

LINKS TO OTHER WEBSITES AND ACCESS TO CHAT ROOMS. Through the legal resource section on our website, our visitors can connect to a variety of related websites as well as over 200 legal links on the Internet, allowing our visitors to quickly access a multitude of additional legal resources. The legal links are divided into three main categories: the United States, Canadian and International. Each category is further divided into sections such as national, government, state/local, legal research and additional area-specific resources. The legal resource section includes links to websites such as the American Bar Association, the American Association of Law Libraries, the Consumer Law Organization, the Consumer Product Safety Commission, the Internal Revenue
Service,  and  the  U.S.  Senate.

The legal resources section on our website also allows our visitors to participate in live chats with other legalopinion.com visitors. After registering with our website, our visitors can chat with other site visitors about legal issues in a live format. Registration is easy and it's free. In our live chat room, visitors may find someone who has faced a similar legal situation and may be able to benefit from their experience.

SERVICES  UNDER  DEVELOPMENT

     We currently are in the process of planning or developing additional services that it may provide to our customers. These include the following services:

- LEGALCARE. This is a subscriber service program, designed to allow convenient and affordable legal nad financial membership services, targeted at consumers and corporations. Services that come with a LegalCare membership (offerings differ with each plan) include online legal and financial opinions, phone consultations, motor vehicle services, assistance with tax issues, wills, small claims and a range of other bundled financial and legal resources. The programs will be targeted to handle 90% of the average person's legal and financial resource requirements.

- TAXPERT. This is a proposed question-and-answer tax issues offshoot of our existing online written legal opinion service. We intend to offer our customers the means to access the advice of a tax attorney or certified public accountant in much the same way as we now do in other areas of the law. A letter of intent has been signed with Equity Search Inc. for the joint development of this service

- VIRTUAL PRIVATE NETWORKS. Although not presently under development, we intend to search for ways that would allow our member attorneys to utilize our website to build their client data bases and access legal management software. These services would be provided through an exclusive virtual private network that we would develop and maintain as an application service provider to our member attorneys. We would seek to provide practice-facilitating options desired by our member attorneys as well as financial, tax and business management resources and utilities.

- MULTIPLE FORMAT LEGAL FORMS. Building upon the over 12,000 legal forms available on our website, we intend to develop multiple format legal forms. These would include fill-in-the-blank forms, interactive computer generated forms, and forms bundled with the services of an attorney to assist in the completion of the form. We intend to extend this service to include online small claims processing assistance through the proposed launch of a website at www.mylawsuitonline.com.

We are unable to give any assurance that we will be successful in developing any new services.

SALES  AND  MARKETING

     ADVERTISING CAMPAIGN. Until October of 2000, we were a party to an advertising services agreement with Venture Capital Media, Ltd. Under this agreement, Venture Capital Media had agreed to provide us with up to $42 million in advertising services in exchange for shares of our common stock. See "Selling Stockholders - The Venture Capital Media Group" below. In October, 2000, our company and Venture Capital Media terminated this agreement in order to bring to a close our ongoing private placement of common stock. Through our Venture Capital Media advertising campaign, we had access to an inventory of advertising consisting of:
    *Consumer,  trade,  and  in-flight  publications;
    *Radio  and  television  advertising;
    *Billboards  and  banner  ads;  and
    *Event  sponsorships,  such  as  our  sponsorship  of  a NASCAR racing auto.

     We anticipate that we will continue to utilize one or more of these advertising media from time to time. We intend to focus our advertising efforts in five major markets in the United States having relatively high concentrations of Internet users, including California, Florida, Texas, New York and Washington. We intend to expand beyond these advertising efforts to utilize the efforts of direct business development representatives and strategic alliances.

AFFILIATE PROGRAM. Through our website affiliate program, we encourage others to associate their websites to our website. Websites that associate with us become eligible to receive a commission for customer click-throughs from their site to our website. We pay a $10 sales commission each time an order for $39.95 is transacted by a consumer that links to us from a site that has associated with ours. The affiliate program is free, and there is no minimum number of questions that need to be asked. Currently, we are in the process of developing and implementing a program in which we will retain agents on a commission basis to recruit affiliates and attorneys.

With the upcoming launch of LegalCare, a number of sites have enlisted to market the program to their registered consumer contingent. As of the date of this prospectus, more than 20 sites with collective membership rosters that we believe exceed 40,000,000 people, have been signed-up for the LegalCare rollout in fourth quarter, 2000.

COMPETITION

     There are many companies that provide Internet and non-Internet based legal information, content and marketing services to the public. All of these companies compete with us for customers and the Internet companies providing these services also compete with us for visitor traffic. We expect competition to continue to increase as there are no substantial barriers to entry in our markets. Increased competition could result in reductions in the fees we receive for our services, lower margins, loss of customers, reduced visitor traffic to our website, or loss of market share. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services. Our principal competitors include:

    *websites that deliver consumer and professional legal information, either as their sole focus or as part of a more broadly-based site, such as Feeadvice.com, Nolo.com, Uslaw.com and Lawyers.com;
    *law firms, lawyers and other providers of legal services and forms that have entered the Internet legal market or have announced an intention to do so, such as Pre-paid Legal Services, Inc.;
     *general purpose consumer online service providers and web "portal" companies, such as Yahoo!, America Online and Microsoft Network; and
    *Traditional legal forms vendors, such as Officemax, as well as other potential new competitors in this business, such as H & R Block.

     Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include quality of service, ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with lawyers and other legal service providers and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than us to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, advertisers and alliance partners. Our competitors may develop services that are equal or superior to those provided by us or that achieve greater market acceptance and brand recognition that we achieve. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of customers and advertisers. It is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition. If the public perceives the Internet generally or our website to be a relatively limited or ineffective medium, individuals may stop visiting our website and companies may be reluctant to devote a significant portion of their budgets to Internet advertising or to advertise on our website.

INFRASTRUCTURE,  OPERATIONS  &  TECHNOLOGY

     Our technological infrastructure is built and maintained for reliability, security and flexibility. It was designed to provide a seamless link between the attorney and the client. All screens containing sensitive data are transmitted securely over the Internet using 40-bit SSL technology. Question and Answer information is stored behind a firewall and is encrypted using Blowfish (an encryption algorithm). Only the consumer and attorney involved in a transaction can view the information, maintaining the integrity of the attorney-client privilege. This infrastructure is hosted primarily at Exodus Communications' facility in Seattle, Washington, which is equipped with a power supply that is intended to be uninterruptible.

Mindquake Software, a Vancouver based software developer, is the contractor that designed and implemented our website. Mindquake continues to update and modify our website periodically. Saultmine Creative, a Seattle creative company, is responsible for the artistic design of our website.

Our operations are dependent on our ability and that of Exodus to protect our systems against damage from fire, earthquakes, power loss, telecommunications failure, break-ins, computer viruses, hacker attacks and other events beyond our control. See "Risk Factors-We Face a Risk of System Failure that May Result in Reduced Traffic, Reduced Revenue and Harm to Our Reputation."

INTELLECTUAL  PROPERTY

     To protect our rights to intellectual property, we rely on a combination of trademark, copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. We have registered our domain name in the United States and have obtained a trademark registration in the United States of the "legalopinion.com" mark. We also have a worldwide patent pending relating to the expert systems for computerized delivery of legal advice. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered certain of our trademarks in the United States and we have pending U.S. applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition. We incorporate certain licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition. [See "Risk Factors-Failure to Protect Our Intellectual Property Rights Could Harm Our Brand-Building Efforts and Ability to Compete Effectively."]

EMPLOYEES

     As of October 20, 2000, we had 16 employees, of which 5 were employed on a part-time or contractual basis. We have entered into a management agreement with Paradigm Financial Services Ltd. under which Paradigm manages the day to day operations of our business, including paying bills, collecting and managing revenues, managing the solicitation of legal providers, keeping records and providing financial statements to our independent accountants. In exchange for Paradigm's services, we have agreed to make monthly payments to Paradigm of $17,500 (Canadian). This agreement was terminated in April, 2000. Two of our directors -- Don Crompton and Rae Meier -- are employed by Paradigm and have received compensation pursuant to the management agreement as described below under "Certain Relationships and Related Transactions-Paradigm Financial Services Ltd." We have never had a work stoppage and none of our personnel are represented under collective bargaining agreements. We consider our relations with our employees to be satisfactory.

FACILITIES

     We currently lease offices located at #230 and #250-2000 Spall Road, Kelowna British Columbia. V1Y 9P6, that contain approximately 2,750 square feet of space. We also lease an office located at Two Union Square, 42nd Floor, 601 Union Street, Seattle, Washington 98101 that contains approximately 500 square feet of space and an office in Kansas City, Missouri at 4325 Warwick, Kansas City, Missouri 64111. We believe that the condition of our facilities presently is adequate for our business and that our facilities are adequately covered by insurance.

GOVERNMENT  REGULATION

     GENERAL. Currently, we are not subject to any direct governmental regulation other than the securities laws and regulations applicable to all publicly owned companies, and laws and regulations applicable to businesses generally. We do not practice law in any jurisdiction. All relationships between participating attorneys and initiating clients are subject to the laws of the state or jurisdiction in which the client resides and under which the attorney is admitted to practice. Few laws or regulations are directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet, including the possible levying of tax on e-commerce transactions. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance and business. [ See "Risk Factors - Government Regulation and Legal Uncertainties Relating to the Web Could Increase Our Costs of Transmitting Data and Increase Our Legal and Regulatory Expenditures and Could Decrease Our Customer Base." ]

Liability for Information Retrieved from our Website and from the Internet. Content may be accessed on our website and this content may be downloaded by visitors and subsequently transmitted to others over the Internet. This could result in claims against us based on a variety of theories, including defamation, practicing law without a license, malpractice, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. Some of these types of claims have been brought, sometimes successfully, against providers of Internet services in the past. We could also be exposed to liability with respect to third-party content that may be posted by visitors in chat rooms or bulletin boards offered on our website. It is also possible that if any information contains errors or false or misleading information, third parties could make claims against us for losses incurred in reliance on such information. In addition, we may be subject to claims alleging that, by directly or indirectly providing links to other websites, we are liable for copyright or trademark infringement or the wrongful actions of third parties through their respective websites. The Communications Decency Act of 1996 provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. Our activities may prevent us from being able to take advantage of this safe harbor provision. While we attempt to reduce our exposure to such potential liability through, among other things, visitor policies and disclaimers, the enforceability and effectiveness of such measures are uncertain. Any claims brought against us in this respect may have a material and adverse effect on our business.

PRIVACY CONCERNS. The Federal Trade Commission (the "FTC") is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. Such regulations may include requirements that companies establish certain procedures to, among other things: (i) give adequate notice to consumers regarding information collection and disclosure practices,
(ii) provide consumers with the ability to have personal identifiable information deleted from a company's database, (iii) provide consumers with access to their personal information and with the ability to rectify inaccurate information, (iv) clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's website and (v) obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age. Such regulation may also include enforcement and redress provisions. While we have implemented or intend to implement programs designed to enhance the protection of the privacy of our visitors, including children, there can be no assurance that such programs will conform with any regulations adopted by the FTC. The FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from visitors, which could have an adverse effect on our ability to provide highly targeted opportunities for clients, advertisers and e-commerce marketers.

It is also possible that "cookies" (information keyed to a specific server, file pathway or directory location that is stored on a visitor's hard drive, possibly without the visitor's knowledge) used to track demographic information and to target advertising may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of our use of cookies could limit the effectiveness of our targeting of advertisements, which could have a material adverse effect on our business, results of operations and financial condition.

The European Union (the "EU") has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely affect the activities of entities, such as our company, which engage in data collection from visitors in EU member countries.

DOMAIN NAMES. Domain names are Internet "addresses." The current system for registering, allocating, and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. We have registered as our URL, the domain name "legalopinion.com", in addition to other domain names that we may use in connection with our development of additional products and services Although we have registered "LEGALOPINION.COM" as a trademark, third parties may bring claims for infringement against us for the use of this trademark. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain an entirely new domain name in addition to or in lieu of our current domain name if reform efforts result in a restructuring of the current system.

Additionally, we hold ownership of a variety of domain names which may be used in connection with the introduction of new products and services through our website.

JURISDICTIONS. Due to the global nature of the Internet, it is possible that, although transmissions by us over the Internet originate primarily in the United States, the governments of other states and foreign countries might attempt to regulate such transmissions or prosecute us for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We have not qualified to do business as a foreign corporation in any jurisdiction. This failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, financial condition and results of operations.

LEGAL  PROCEEDINGS

     There currently are no material pending legal proceedings to which we are a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The names of the current directors and executive officers of our company, their ages and present positions and offices with us are as follows:
     Name               Age          Position  and  Offices  Held
     ----               ---          ----------------------------
John  M.  Marencik       48          President,  Chief  Executive  Officer  and
Director  [Nominee]
Brian  L.  Lovig         50          Chairman  of  the  Board,  Treasurer and
Director
Donald  J.  Crompton     53          Director
Rae  K.  Meier           54          Director
Jose  L.  Guerra,  Jr    44          Director  [Nominee]
David  A.  Emerick       39          Chief  Financial  Officer

     Set forth below is a description of the business experience of each of our directors and executive officers.

JOHN M. MARENCIK has served as our President and Chief Executive Officer since March 2000. Mr. Marencik has over twenty years of experience in sales, marketing and management of various technology enterprises. Prior to joining us, he served as President and Chief Executive Officer of EnviroQuest Technologies, a provider of statistical leak detection services to the petroleum industry, for ten years. Mr. Marencik has a Bachelors Degree in Chemistry from the University of Missouri at Kansas City and a Masters in Business Administration form Rockhurst University. Mr. Marencik has been nominated for election as a director at the 2000 annual meeting of stockholders.

BRIAN L. LOVIG has served as our Treasurer and Chairman of the Board of Directors since August 1999, and of our subsidiary, legalopinion.com, Inc., since April 7, 1999. Mr. Lovig began a career in the auction business, and has been employed by Bondock Capital, Ltd., a British Columbia real estate, auctioning and merchant banking business. He has served as president of Bondock Capital since December 29, 1982. He is a member of the Professional Auctioneers Association in both the United States and Canada. Mr. Lovig is the author of Bright Business Ideas I and II, and has served as a motivational speaker for companies and educational institutions. He is a citizen of Canada. Mr. Lovig has been nominated for re-election as a director at the 2000 annual meeting of stockholders.

DONALD J. CROMPTON has served as one of our directors since August 1999. He has served as President of the Kelowna, BC branch of Royal LePage, since February, 1999. Mr. Crompton has a Bachelors Degree in Commerce (urban land economics) from the University of British Columbia - Vancouver. Mr. Crompton's term of office as a director will expire at the 2000 annual meeting of stockholders.

RAE K. MEIER has served as one of our directors since August 1999. He is employed by Paradigm Financial, a mortgage brokerage firm located in Kelowna, British Columbia, and has served as the President/Manager of Paradigm since May 1994. Mr. Meier attended the University of Saskatchewan. Mr. Meier's term of office as a director will expire at the 2000 annual meeting of stockholders.

JOSE L. GUERRA, JR. is a licensed real estate broker in the State of Texas and has spent the past seventeen years in real estate and business development. Most recently, he has been a principal in and the project manager of the Canyon Springs planned residential, commercial and golf community in San Antonio, Texas. Mr. Guerra attended San Antonio College and the University of Texas - San Antonio. Mr. Guerra has been nominated for election as a director at the 2000 annual meeting of the stockholders.

DAVID A. EMERICK has served as our Chief Financial Officer since May 2000. He is the owner and president of the accounting firm of Emerick & Company, Inc., having served in that capacity for the last ten years. Mr. Emerick is serving as our Chief Financial Officer pursuant to an agreement between us and Emerick and Company. Mr. Emerick is a certified public accountant who obtained his B.S. degree from William Jewell College.

Officers are elected annually by the board of directors and serve until their respective successors are duly elected and qualified. Our board of directors currently consists of three directors: Messrs. Crompton, Lovig and Meier. The members of the board of directors are elected for one-year terms expiring at the annual meeting of stockholders or until their respective successors are duly elected and qualified, unless sooner removed or disqualified. Messrs. Marencik, Lovig, and Guerra have been nominated for election as directors of our company at the 2000 annual meeting of stockholders.

LIMITATION  ON  LIABILITY  AND  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Under Nevada law, directors and officers are immune from liability to a corporation or its stockholders for monetary liabilities unless such immunity is specifically limited by the corporation's articles of incorporation. Our articles of incorporation does not limit the immunity from liability afforded to our directors and officers. The immunity from liability provided under Nevada law does not apply in the case of:

    *a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest;
    *a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
    *a transaction from which the director derived an improper personal profit; and
     *willful  misconduct.

     Under certain circumstances, Nevada law provides for indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel in a written opinion, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of us is generally the same as those set forth above except that indemnification is granted only with respect to expenses actually and reasonably incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

The foregoing is only a summary description of the applicable Nevada statutory law provisions. Our articles of incorporation and bylaws contain no provisions that limit or expand upon the indemnification of our directors and officers afforded by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DIRECTOR  COMPENSATION

     Our bylaws provide that no compensation shall be paid to directors for their services to us as such. However, each director may be reimbursed for such director's reasonable out-of-pocket expenses incurred in the performance of service to us as a director if authorized by the board of directors as well a fixed sum for actual attendance at each regular or special meeting of the board. No such payments have been authorized by the board to date.

EXECUTIVE  COMPENSATION

     The following table sets forth for the years ended December 31, 1999, 1998 and 1997, respectively, the compensation paid or accrued by us to our current and former chief executive officer. None of our executive officers received compensation for 1999 in excess of $100,000 for services to us in all capacities.

                           SUMMARY COMPENSATION TABLE

                            .                .           .            .  LONG          TERM          COMPENSATION
                       ANNUAL  COMPENSATION.                                    AWARDS       PAYOUTS
                       ------  ---------------
 . . . . . . . . . . .       .                .           .  Other        Restricted    Securities
 . . . . . . . . . . .       .                .           .  Annual       Stock         Underlying                  All Other
Name and Principal. .       .                .           .  Compen-      Award(s)      Options/      LTIP           Compen-
Position. . . . . . .  Year    Salary ($)       Bonus ($)   sation ($)            ($)  SARs (#)      Payouts        sation
---------------------  ------  ---------------  ----------  -----------  ------------  ------------  -------------  --------
John M. Marencik. . .    1999  $             0  $        0  $         0  $          0  $          0  $           0  $      0
President and Chief .    1998  $             0  $        0  $         0  $          0  $          0  $           0  $      0
Executive Officer (1)    1997  $             0  $        0  $         0  $          0  $          0  $           0  $      0
Donald J. Crompton. .    1999  $         _____  $    _____  $     _____  $      _____  $      _____  $       _____  $  _____
---------------------  ------  ---------------  ----------  -----------  ------------  ------------  -------------  --------
Former Chief. . . . .    1998  $         _____  $    _____  $     _____  $      _____  $      _____  $       _____  $  _____
Executive Officer (2)    1997  $         _____  $    _____  $     _____  $      _____  $      _____  $       _____  $  _____

(1) Mr. Marencik joined us in March, 2000, and therefore he did not receive any compensation for service to us prior to that date. Commencing in April 2000, he receives a salary at the rate of $84,000 per year in addition to other compensation described below under "Management-Marencik Employment Agreement."
(2) Mr. Crompton served as our chief executive officer from October, 1999 until March, 2000.

OPTION  GRANTS  IN  LAST  YEAR

     No stock options or stock appreciation rights were granted to our current and former chief executive officer during the year ended December 31, 1999. The following table sets forth certain information with respect to our current and former chief executive officer concerning grants of stock options and stock appreciation rights during the period beginning January 1, 2000 and ending June 30, 2000.

OPTION  GRANTS  FROM  JANUARY  1,  2000  THROUGH  JUNE  30,  2000  (1)

                                                       Potential Realizable Value at
                                                       Assumed Annual Rates of
                                                       Stock Price Appreciation for
                            Individual Grants . . . .  Option Term (2)

                                % of Total
                    Number of   Options/
                    Securities  SARs
                    Underlying  Granted to
                    Options/    Employees    Exercise or
                    SARs        in Fiscal    Base Price     Expiration
Name . . . . . . .  Granted     Year         ($/Share)      Date(2)       5% ($)   10% ($)
------------------  ----------  -----------  -------------  -----------  -------  --------
John M. Marencik .   _________        ____%  $        ____     __/__/__  $        $
Donald J. Crompton   _________        ____%  $        ____     __/__/__  $        $

 (1)     No  stock  appreciation  rights  have  ever  been  granted  by  us.

(2)     _________________.

STOCK  OPTION  PLAN

     Effective January 1, 2000, we have adopted the 2000 Compensatory Stock Option Plan to provide for the granting of non-statutory common stock purchase options which are not intended to qualify as "incentive stock options" under
Section 422A of the Internal Revenue Code of 1986. The purpose of the Stock Option Plan is to aid in attracting and retaining able and experienced persons in our service, to encourage a sense of proprietorship in these persons and to stimulate the active interest of these persons in the development and success of our company. We have granted options to purchase a total of 704,500 shares of common stock pursuant to the Stock Option Plan, including options to purchase 492,500 shares that were exercisable as of August 31, 2000.

The Stock Option Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the power to determine the persons to whom options are granted under the Stock Option Plan, the number of shares covered by those options, and the time at which an option becomes exercisable, subject in each case to the limitations set forth in the Stock Option Plan. Options can be granted under the Stock Option Plan to officers, directors and full- or part-time employees of our company, consultants, advisors or agents of our company, and any lawyer, law firm, accountant, accounting firm or other professional or professional firm engaged by our company or any subsidiary. The period during which an option may be exercised - up to five years -- and the time at which it becomes exercisable are fixed by the Compensation Committee at the time the option is granted. No option granted under the Stock Option Plan is transferable by the holder other than by will, by the laws of descent and distribution or by qualified domestic relations order.

The number of shares which may be issued and sold pursuant to options granted under the Stock Option Plan may not exceed an aggregate of 3,000,000 shares, subject to adjustment for any stock dividend, stock split, combination or reclassification of shares, or similar transaction. Shares subject to options granted under the Stock Option Plan which expire or terminate without being exercised in full become available, to the extent unexercised, for future grants under the Stock Option Plan. The per share exercise price for an option granted under the Stock Option Plan is 80% of the average trading price of our common stock during the four week period ending on the Friday before the option is exercised. The Stock Option Plan provides for automatic adjustments to prevent dilution or enlargement of the optionee's rights in the event of a stock split, stock dividend, reorganization, merger, consolidation, liquidation, combination or exchange of shares, or other change in our capital structure. We currently intend to register all shares underlying options granted under the Stock Option Plan pursuant to the Securities Act of 1933 and any applicable state securities laws.

MARENCIK  EMPLOYMENT  AGREEMENT

     On March 17, 2000, We entered into an employment agreement with John Marencik. The agreement does not have a specified termination date, but instead provides that Mr. Marencik will be employed as our president and chief executive officer until either party terminates the agreement.

The agreement provides for an annual base salary of $84,000, which amount is subject to annual review and adjustment, as well as the provision of 20 days' paid vacation per year and such other benefits as are generally available to our other employees. As additional compensation, each month during the term of the agreement Mr. Marencik will be entitled to receive irrevocable options to purchase 5,000 shares of our common stock at an exercise price of $0.01 per share. These options are not being provided pursuant to our 2000 Compensatory Stock Option Plan, however, he also is entitled to receive options to purchase 100,000 shares of our common stock pursuant to our Stock Option Plan, which options vest in quarterly installments of 25,000 shares each commencing December 1, 2000. The agreement provides Mr. Marencik with the use of a company car and a $500 per month car allowance to cover operating expenses. If he is required to relocate to perform his duties under the agreement, Mr. Marencik will be reimbursed for up to $24,000, which amount will be made either in a lump sum to cover moving expenses or in twelve monthly payments of $2,000 to cover housing expenses.

The agreement may be terminated by us in the event of Mr. Marencik's physical or mental disability or for cause (as defined). Under the agreement, if employment is terminated by us other than for cause, Mr. Marencik will be entitled to receive a severance payment equal to six months' salary and benefits plus any accrued and unpaid salary, bonus, vacation pay and expenses. Mr. Marencik also will be entitled to this severance payment if he resigns within one year after the occurrence of specified events, including any change in his title, position, compensation or other factors that would reasonably be considered a demotion, any person acquires 50% or more of our outstanding shares, any material breach of the agreement by us, any transaction in which our assets become the property of a person with at least the same amount of assets, or a plan of liquidation of our company is adopted.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BONDOCK  CAPITAL,  LTD.

     Brian L. Lovig, the Chairman of the Board, Treasurer and a director of our company, is the president and sole owner of Bondock Capital, Ltd., a British Columbia real estate, auctioning and merchant banking company. Bondock Capital owned 50% of the outstanding capital stock of our Alberta, Canada subsidiary, legalopinion.com, Inc., until August 9, 1999. On that date, we acquired legalopinion.com, Inc. and paid Bondock Capital 4,500,000 shares of our common stock plus $50,000 in cash in exchange for Bondock Capital's interest in that company.

Bondock Capital loaned $ 571,768 to us, of which $ 12,698 remains owing. This unsecured loan does not bear interest and does not have specified repayment terms. Bondock Capital has indicated in writing that they will not request repayment of the loan during the fiscal year ending December 31, 2000.

On April 11, 2000, Bondock Capital purchased 105 units consisting of stock and warrants in exchange for a total purchase price of $551,250. Each unit contained 3,000 shares of our common stock and warrants to purchase an additional 3,000 shares of our common stock. As a result, in this private placement transaction Bondock Capital received 315,000 shares of our common stock and warrants to purchase an additional 315,000 shares. Bondock Capital paid for the units by forgiving $551,250 of the outstanding loan made by Bondock Capital to us.

PARADIGM  FINANCIAL  SERVICES  LTD.

     We have entered into a management agreement with Paradigm Financial Services Ltd. under which Paradigm manages the day to day operations of our business, including paying bills, collecting and managing revenues, managing the solicitation of legal providers, keeping records and providing financial statements to our independent accountants. In exchange for Paradigm's services, we have agreed to make monthly payments to Paradigm of $17,500 (Canadian). This arrangement enabled our firm to compensate certain employees for their services provided to legalopinion.com from its inception. This agreement was terminated in April, 2000. We have subsequently established a formal legalopinion.com payroll and we now employ a staff of sixteen (16). Don Crompton and Rae Meier, directors of our company, are employed by Paradigm. Pursuant to the terms of the of the management agreement, we issued 150,000 shares of our common stock to each of Don Crompton and Rae Meier.

VENTURE  CAPITAL  MEDIA,  LTD.

     In November 1999, we entered into an advertising agreement with Venture Capital Media, Ltd. under which we agreed to issue shares of our common stock in exchange for media advertising. A total of 5,000,000 shares of our common stock were issued pursuant to the advertising agreement prior to its termination by the parties in October, 2000. Of these 5,000,000 shares, 4,642,465 shares have been registered pursuant to a registration statement of which this prospectus is a part, but they remain subject to contractual restrictions on resale. Venture Capital Media is included among the selling stockholders. See "Selling Stockholders -The Venture Capital Media Group."

THREE  EFF  CORPORATION

     In 1999, Three Eff Corporation loaned approximately $ 573,000 to us, part of which debt was discharged in exchange for stock and warrants as described below. On April 11, 2000, Three Eff purchased 28 units consisting of stock and warrants in exchange for a total purchase price of $147,000. Each unit contained 3,000 shares of our common stock and warrants to purchase an additional 3,000 shares of our common stock. As a result, in this private placement transaction Three Eff received 84,000 shares of our common stock and warrants to purchase an additional 84,000 shares. Three Eff paid for the units by forgiving $147,000 of the outstanding loan made by Three Eff to us.

MEDALLION  CAPITAL

     We entered into a management consulting agreement with Medallion Capital to provide certain corporate planning and consulting services, including the coordination of our investor relations program. The contract calls for payment of $3,000 per month plus expenses.

                                SELLING STOCKHOLDERS

     This prospectus was prepared for use in connection with the resale by The May Davis Group, Ltd. of up to 39,500,000. shares of our common stock. These selling stockholders have not had any material relationship with us or any of our officers, directors or controlling stockholders within the last three years other than the transactions described below.

THE  VENTURE  CAPITAL  MEDIA  GROUP

     In  November  1999,  we  entered into an advertising agreement with Venture
Capital Media, Ltd. Under this agreement, Venture Capital Media agreed to provide us with media advertising throughout the United States and Canada in exchange for shares of our common stock. The media advertising available consisted of television, radio, billboard, print, internet, sponsorships, promotions and other advertising. Under the agreement, we were permitted to transact up to $42 million of media advertising on or before June 30, 2001, with such advertising being valued up to the maximum published rate for the particular media advertising product.

Our agreement with Venture Capital Media required us to issue shares of our common stock in a dollar amount equal to the value of approved media advertising obtained through Venture Capital Media. For purposes of calculating the number of shares to be issued, our common stock was valued quarterly. For the quarter commencing January 1, 2000 and ending on March 31, 2000, the value of our common stock was set at $2.00 per share. The valuation for each subsequent quarter was 75% of the average closing price of our stock for the last month of the immediately preceding calendar quarter. A total of 5,000,000 shares of our common stock were issued pursuant to the advertising agreement based on a per share valuation of $2.00, and a portion of these shares represent advance payment for $915,068.45 of advertising that remains to be provided as of August 31, 2000.

In October, 2000, our company and Venture Capital Media terminating our advertising agreement in order to bring to a close our ongoing private placement of our common stock. However, Venture Capital Media remains obligated to provide any media advertising for which it has already been paid. In connection with the termination of the advertising agreement, we agreed to register 4,642,465 of the 5,000,000 shares of our common stock issued in exchange for media advertising provided under the advertising agreement. The 4,642,465 shares have been registered pursuant to a registration statement of which this prospectus is a part. Venture Capital Media has agreed, however, that these shares will remain subject to certain contractual restrictions on resale. These restrictions limit the number of shares that may be sold during specified periods as follows:

- 1,052,381 shares will be released from the restrictions on resale in the month of September 2000;
- an additional 107,143 shares per month will be released from the restrictions on resale for the months of October 2000 through January 2001, plus an additional 1,369,192 shares will be released from the restrictions on resale on December 17, 2000;
- an additional 109,524 shares per month will be released from the restrictions on resale for the months of February through July 2001;
- an additional 111,905 shares per month will be released from the restrictions on resale for the months of August 2000 through January 2002;
- an additional 114,286 shares per month will be released from the restrictions on resale for the months of February through May 2002; and
- an additional 6,602 shares will be released from the restrictions on resale in the month of June 2002.

THE  MAY  DAVIS  GROUP

      JULY  2000  DEBENTURE  FINANCING

In July of 2000, we entered into a placement agency agreement with The May Davis Group, Inc. under which May Davis agreed to use their best efforts to find purchasers for up to $500,000 in aggregate principal amount of our 6% convertible debentures. For the performance by May Davis of its services under the placement agency agreement, we paid May Davis a commission equal to 9% of the gross proceeds that we received from the sale of the debentures and issued to May Davis a five-year warrant to purchase up to 630,000 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment to prevent dilution. We will pay all of May Davis' reasonable legal, administrative, and escrow fees associated with the sale of the debentures, estimated to be $ 70,000. In addition, we have agreed to indemnify May Davis against certain civil liabilities, including liabilities under the Securities Act.

In July 2000, we entered into a securities purchase agreement with the individuals listed below. Under this agreement, we agreed to issue and sell to these persons for $500,000 one or more of our 6% convertible debentures in the aggregate principal amount of $500,000. All or any part of the principal amount of the debenture, plus any accrued interest, may be converted at any time by any holder of the debenture into shares of our common stock at a conversion price per share equal to either 120% of the closing bid price on the date the debentures were issued or 80% of the average closing bid prices of our common stock for any three days of the five trading days immediately preceding the date of the conversion, as determined by the holder. On July 17, 2005 maturity date of the debentures, the unpaid balance of each of the debentures and any accrued and unpaid interest will convert automatically into shares of our common stock at the conversion price on the maturity date.

PURCHASERS  OF  THE  DEBENTURES:

-     Gerald  Simpson
-     Kenneth  Rogers
-     John  Bolliger
-     Anand  Dhanda
-     Daniel  Kane
-     William  Murphy
-     Loni  Spurkeland
-     John  Millard
-     Wm.  Schoenbachler
-     John  Martin
-     Mohammad  Hossain
-     Ronald  Horner
-     James  Ratliff
-     Richard  Green

The table below sets forth the number of shares of our common stock that the holders of the debentures would acquire if they elected to convert the entire $500,000 aggregate principal amount of the debentures. The share amounts are based on our closing bid price of $.17 on October 20, 2000, and on assumed closing bid prices of $.13, $.09 and $.04, which prices represent a 25%, 50% and 75% decline, respectively, in our October 20, 2000 closing share price. There were 33,604,442 shares of our common stock outstanding on October 20, 2000.


Percentage Decline in.  Assumed       Shares of Common   Outstanding      Percentage of
October 20, 2000 . . .  Closing Bid   Stock Issued Upon  Common Stock if  Outstanding
Closing Bid Price. . .  Price         Conversion         issued           Common Stock
----------------------  ------------  -----------------  ---------------  --------------
-- . . . . . . . . . .  $       0.17          2,941,176       36,545,618           8.05%
25%. . . . . . . . . .  $       0.13          3,921,569       37,526,011          10.45%
50%. . . . . . . . . .  $       0.09          5,882,353       39,486,795          14.90%
75%. . . . . . . . . .  $       0.04         11,764,706       45,369,148          25.93%

In addition to issuing the debentures pursuant to the securities purchase agreement, we also issued to Persia Consulting Group, Inc. a five-year warrant to purchase up to 120,000 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment to prevent dilution. This warrant was issued as compensation to Persia Consulting for service to us as a finder.

At the time of our issuance of the debentures and the warrants referred to above, we entered into a registration rights agreements with May Davis, and each of the holders of the debentures under which we agreed to register under the Securities Act up to 4,000,000 shares of our common stock that may be issuable upon the conversion of all of the debentures and up to 2,000,000 shares of our common stock that may be issued upon the exercise of the warrants.

SEPTEMBER  2000  EQUITY  LINE  OF  CREDIT  FINANCING

In September 2000, we entered into a placement agency agreement with The May Davis Group, Inc. under which May Davis agreed to use their best efforts to find purchasers for up to $15,000,000 in aggregate principal amount of our 6% convertible debentures to be issued from time to time under an equity line of credit agreement. For the performance by May Davis of its services under the placement agency agreement, we have agreed to pay May Davis a commission equal to 9% of the gross proceeds that we receive from the sale of the debentures, which commission is payable in cash or in shares of our common stock. In addition, upon the closing a the sale of debentures, we have agreed to issue to May Davis a five-year warrant to purchase up to 3,500,000 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment to prevent dilution. We will pay all of May Davis' reasonable legal, administrative, and escrow fees associated with the sale of the debentures. In addition, we have agreed to indemnify May Davis against certain civil liabilities, including liabilities under the Securities Act.

In September 2000, we entered into an equity line of credit agreement with GMF Holdings. Under this agreement, these persons have agreed to purchase up to $15,000,000 in aggregate principal amount of our 6% convertible debentures during a period of up to 30 months commencing on September 19, 2000, the date the registration statement of which this prospectus is a part was declared effective by the SEC. From time to time during such period, we can request an advance under the agreement and require these persons to purchase at least $50,000 in principal amount of debentures until the total of all such debenture purchases reaches $15,000,000. The maximum principal amount of debentures that may be issued at any one time pursuant to an advance request will be determined at the time that the debentures are to be issued and sold based on the average trading volume of our common stock during the 30 days preceding the date of the requested advance multiplied by the market price for our common stock at that time. After determining this 30-day average trading volume, the maximum principal amount of debentures that may then be issued will be equal to the difference between (i) the maximum advance amount set forth opposite the applicable 30-day average daily trading volume in the table below, reduced by
(ii) the total of all advances made in exchange for our debentures during the 30 days preceding the date that we make a request for an advance.

     30-DAY  AVERAGE  DAILY  TRADING  VOLUME          MAXIMUM  ADVANCE  AMOUNT
     ---------------------------------------          ------------------------

     $25,000  -   50,000                              $50,000
     $50,000  -   100,000                             $100,000
     $100,001  -  200,000                             $200,000
     $200,001  -  $300,000                            $300,000
     $300,001  -  400,000                             $400,000
     $400,001  -  500,000                             $500,000
     $500,001  -  600,000                             $600,000
     $600,001  -  800,000                             $700,000
     $800,001  -  1,000,000                           $850,000
     $1,000,000  -  Over                              $1,000,000

     Our rights to make an advance request under the equity line of credit agreement and the obligation of GMF Holdings to acquire and pay for the debentures is subject to various conditions, including the following:

- Our delivery into escrow of the original debenture and our payment to May Davis of the 9% commission referred to above;
- The registration statement of which this prospectus is a part shall have been declared effective by the SEC, and, except for certain limited exceptions, there shall not have occurred any stop order or suspension of the effectiveness of such registration statement that has not been withdrawn or superceded by an order of effectiveness;
- Our common stock, including any shares that are issued upon a conversion of the debentures, shall be authorized for quotation in the over-the counter market Bulletin Board;
- The offer and sale of any common stock that is issued upon a conversion of the debentures shall be legally permitted by all laws and regulations to which we is subject, and any permits and qualifications required by applicable state laws shall be obtained;
- No law, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority that prohibits or directly and adversely affects any of the transactions contemplated by the equity line of credit agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated thereby; and
- No event that had or is reasonably likely to have a material adverse effect on our business, operations, properties, prospects, or financial condition shall have occurred.

     On September 19, 2000 we issued $ 500,000 in aggregate principal amount of our 6% convertible to these persons. See "Description of Securities."

All or any part of the principal amount of the debenture, plus any accrued interest, may be converted at any time by any holder of the debenture into shares of our common stock at a conversion price per share equal to either 120% of the closing bid price on the date the debentures were issued or 80% of the average closing bid prices of our common stock for any three days of the five trading days immediately preceding the date of the conversion, as determined by the holder. On the maturity date of the debentures, the unpaid balance of each of the debentures and any accrued and unpaid interest will convert automatically into shares of our common stock at the conversion price on the maturity date.

The table below sets forth the number of shares of our common stock that the holders of the debentures would acquire if they elected to convert the entire $15,000,000 aggregate principal amount of the debentures that are issuable under the equity line of credit agreement. The share amounts are based on our closing bid price of $.17 on October 20, 2000, and on assumed closing bid prices of $.13, $.09 and $.04, which prices represent a 25%, 50% and 75% decline, respectively, in our October 20, 2000 closing share price. There were 33,604,442 shares of our common stock outstanding on October 20, 2000.

Percentage Decline in.  Assumed       Shares of Common   Outstanding      Percentage of
October 20, 2000 . . .  Closing Bid   Stock Issued Upon  Common Stock if  Outstanding
Closing Bid Price. . .  Price         Conversion         issued           Common Stock
----------------------  ------------  -----------------  ---------------  --------------
-- . . . . . . . . . .  $       0.17         88,235,294      121,839,736          72.42%
25%. . . . . . . . . .  $       0.13        117,647,059      151,251,501          77.78%
50%. . . . . . . . . .  $       0.09        176,470,588      210,075,030          84.00%
75%. . . . . . . . . .  $       0.04        352,941,176      386,545,618          91.31%

At the time we entered into the equity line of credit agreement referred to above, we entered into registration rights agreements with May Davis and GMF Holdings, under which we agreed to register under the Securities Act up to 30,000,000 shares of our common stock that may be issuable upon the conversion of all of the debentures contemplated by the equity line of credit agreement and up to 3,500,000 shares of our common stock that may be issued upon the exercise of the warrants.

STEPHEN  J.  BURNS

     OCTOBER  2000,  SHARES  FOR  SERVICES  AGREEMENT

On October 11th, 2000, we entered into agreement with Stephen J. Burns whereas pursuant to the agreement we have issued 32,500 shares of free trading legalopinion.com stock in payment for consulting services rendered. The Consultant provided recruitment services for us and remuneration was based upon the total compensation package for the executive hired.

STOCK  OWNERSHIP  TABLE

     The following table sets forth certain information as of October 20, 2000 regarding the beneficial ownership of our common stock by:
    *each  of  the  selling  stockholders;
    *each person who we know owns beneficially more than 5% of our common stock; *each of our directors and director nominees;
    *our  chief  executive  officer
    *each of our executive officers, other than our chief executive officer, who were serving as executive officers at the end of 1999 and whose total annual salary and bonus was more than $100,000; and
     *all  of  our  executive  officers  and  directors  as  a  group.

All information with respect to beneficial ownership has been furnished by the respective stockholders. Information with respect to shares owned beneficially prior to the offering and available for sale in the offering assumes:

    *the conversion by the selling stockholders of all debentures held by them based on our closing bid price of $ .17 on October 20, 2000; and
    *the exercise by the selling stockholders of all warrants held by them at the $1.50 per share exercise price.

The actual number of shares of common stock issuable upon conversion of the debentures is indeterminate, and could be materially less or more than the amount estimated due to the conversion price adjustments explained "Selling Stockholders - The May Davis Group" beginning on page 32 and "Description of Securities - 6% Convertible Debentures" beginning on page 38. We agreed to register at least 39,500,000 shares issuable upon the conversion of the debentures and warrants; the additional shares covered by this prospectus are to accommodate the possibility that the actual number of shares issuable upon conversion of the debentures increases as a result of adjustments in the conversion price. The share amounts included in the following table, however, assume that there have been no adjustments to the conversion price. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered by the selling stockholders and no other purchase or sales of common stock.

NAME AND ADDRESS OF                  SHARES BENEFICIALLY OWNED     NUMBER OF       SHARES BENEFICIALLY
BENEFICIAL OWNER. .                  PRIOR TO THE OFFERING         SHARES          OWNED AFTER THE
                                                                   BEING . . . . . OFFERING
                                                                   OFFERRED
                                               NUMBER     PERCENT. .               NUMBER PERCENT
                                  -------------------  -------------------------  --------------

Venture Capital Media. . . . . . . . . . . .    4,642,465  5.97 %   4,642,465           0  0.00%
46 Micoud Street
Castries, Saint Lucia West Indies

The May Davis Group, Inc.. . . . . . . . . .     5,380,000  6.92%   5,380,000           0  0.00%
1 World Trade Centre
Suite 8735
New York, New York 10048

Baycove Investments Ltd. . . . . . . . . . .    4,500,000  5.79 %           0  4,500,000  5.79 %
1177 West Hastings
Vancouver, British Columbia V6E 2K3

Bondock Capital Ltd. . . . . . . . . . . . .    4,500,000  5.79 %           0  4,500,000  5.79 %
P.O Box 20059, TCM
Kelowna, BC V1Y 9H2

John M. Marencik . . . . . . . . . . . . . .               0  0 %           0              0  0%
Two Union Square, 42nd Floor
601 Union Street
Seattle, Washington  98101

Donald J. Crompton . . . . . . . . . . . . .      150,000  0.19 %           0    150,000  0.19 %
c/o Royal LePage Real Estate Services, Ltd.
1-1890 Cooper
Kelowna, British Columbia V1Y 8B7

Rae K. Meier . . . . . . . . . . . . . . . .      150,000  0.19 %           0    150,000  0.19 %
c/o Royal LePage Real Estate Services, Ltd.
1-1890 Cooper
Kelowna, British Columbia V1Y 8B7

GMF Holdings . . . . . . . . . . . . . . . .  30,000,000  38.57 %  30,000,000           0  0.00%
131 Frederick Street
Nassau, Bahamas

Persia Consulting Group, Inc.
                                                  120,000  0.15 %     120,000           0  0.00%

Gerald Simpson . . . . . . . . . . . . . . .      320,000  0.41 %     320,000           0  0.00%
202 S. Broadway
Tyler, TX 75701

Kenneth Rogers . . . . . . . . . . . . . . .       80,000  0.10 %      80,000           0  0.00%
P.O. Box 947
Salmon, ID 83467

                                       36

John Bolliger. . . . . . . . . . . . . . . .       40,000  0.05 %      40,000           0  0.00%
1775 North Elk Road
Pocatello, ID 83204

David Hungerford . . . . . . . . . . . . . .      400,000  0.51 %     400,000           0  0.00%
10715 Hotspring Valley Road
Cockeysville, MD 21203

Anand Dhanda . . . . . . . . . . . . . . . .      280,000  0.36 %     280,000           0  0.00%
5565 Grossmont Ctr. Drive
La Mesa, CA 91942

Daniel Kane. . . . . . . . . . . . . . . . .      400,000  0.51 %     400,000           0  0.00%
133 Nassau Street NW
Atlanta, GA 30303

William Murphy . . . . . . . . . . . . . . .      200,000  0.26 %     200,000           0  0.00%
1809 WSW Loop 323
Tyler, TX 75701

Loni Spurkeland. . . . . . . . . . . . . . .      400,000  0.51 %     400,000           0  0.00%
2080 Mummasburg Road
Gettysburg, PA 17325

John Millard . . . . . . . . . . . . . . . .      200,000  0.26 %     200,000           0  0.00%
107 Medinah Drive
Easley, SC 29642

WM. Schoenbachler. . . . . . . . . . . . . .       80,000  0.10 %      80,000           0  0.00%
3616 Glasgow Drive
Lansing, MI 48910

John Martin. . . . . . . . . . . . . . . . .      160,000  0.21 %     160,000           0  0.00%
Long Shore Way West
Naples, FL 34119

Mohammad Hossain . . . . . . . . . . . . . .       80,000  0.10 %      80,000           0  0.00%
35 Minuteman Circle
Orangeburg, NY 10962

Ronald Horner. . . . . . . . . . . . . . . .       80,000  0.10 %      80,000           0  0.00%
610 University Drive
Pocatello, ID 83201

James Ratliff. . . . . . . . . . . . . . . .      320,000  0.41 %     320,000           0  0.00%
P.O. Box 6460
Lubbock, TX 79493

                                       37

Richard Green. . . . . . . . . . . . . . . .       80,000  0.10 %      80,000           0  0.00%
C/O The May Davis Group
One World Trade Center
New York, NY 10048

All directors and executive. . . . . . . . .    4,800,000  6.17 %           0   4,800,000  6.17%
--------------------------------------------  -------------------  ----------  -----------------
  officers as a group (3 persons)

____________________________
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 33,604,442 shares of common stock outstanding.
(2) Includes 4,500,000 shares held by a family trust, of which Mr. Lovig's wife is trustee. These shares are the same as those indicated as owned by Bondock Capital Ltd. above.
(3) Consists of shares of our common stock that would be issued upon the conversion of our debentures based on our closing bid price of $.17 on October 20, 2000.
(4) Consists of shares of our common stock that would be issued upon the exercise of warrants.

                               DESCRIPTION OF SECURITIES

COMMON  STOCK

     GENERAL We presently are authorized to issue 200,000,000 shares of common stock having a par value of $0.001 per share. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. We presently are not authorized to issue any other class or classes of capital stock.

Nevada law does not require stockholder approval for the issuance of our authorized but unissued shares of common stock. Such issuances may be made for a variety of corporate purposes, including future private and public offerings to raise additional capital or to facilitate corporate acquisitions.

DISTRIBUTIONS The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as our board of directors may determine from time to time. We currently do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

VOTING RIGHTS The holders of our common stock possess exclusive voting rights in our company. They elect our board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

LIQUIDATION In the event of liquidation, dissolution or winding up of our company, the holders of our common stock would be entitled to share ratably in all of our assets remaining available for distribution after satisfaction of all its debts and liabilities.

PREEMPTIVE RIGHTS Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. Also, they have no rights to convert their common stock into other securities.

NO REDEMPTION OR ASSESSMENT Our common stock is not entitled to preemptive rights and is not subject to conversion, call or redemption. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

TRANSFER AGENT Signature Stock Transfer serves as our transfer agent. Its address is 14675 Midway Rd, Suite 221, Addison, Texas 75001, and its telephone number at this location is (972) 788-4193.

LISTING Our common stock currently is quoted for trading on the OTC Bulletin Board under the symbol "LAWW". There has been only limited trading activity for our common stock, and no assurances can be given that an active trading market for our common stock will ever develop. We do not intend to apply for listing of the shares on a national securities exchange in the foreseeable future.

STOCK  OPTIONS

     As of October 20, 2000, we had granted options to purchase a total of 704,500 shares of common stock pursuant to our 2000 Compensatory Stock Option Plan, including options to purchase 517,500 shares that were exercisable as of that date. Options for up to an additional 2,295,500 shares of common stock may be granted under the Stock Option Plan. Of the options granted under the Stock Option Plan as of October 20, 2000, Mr. Marencik has been granted options to purchase 50,000 shares of common stock. All of the options granted under the Stock Option Plan contain standard anti-dilution provisions. See "Management-Stock Option Plan." In addition to the options granted under the Stock Option Plan, as of October 20, 2000 we had granted options to purchase a total of 25,000 shares of common stock pursuant to employment contracts and other agreements, including options for shares granted to Mr. Marencik pursuant to his employment agreement. See "Management-Marencik Employment Agreement."

6%  CONVERTIBLE  DEBENTURES

     Pursuant to a securities purchase agreement with a group of investors (see page 32)., on July 17, 2000 we issued our 6% convertible debentures in the aggregate principal amount of $500,000 to these persons. Also, pursuant to a securities purchase agreement with GMF Holdings on September 19 2000, we issued our 6% convertible debentures in the principle amount of $15,000,000 to these persons. The debentures have the terms, rights and privileges described below.

INTEREST The debentures accrue interest on the unpaid principal of the debenture at the rate of 6% per year from the date of issuance on each agreement until paid. Interest is payable upon conversion of the debenture into common stock and at maturity. We, at our discretion, may elect to pay interest in cash or in shares of our common stock, with the shares being valued for this purpose based on the closing bid price on the date the interest is paid.

CONVERSION All or any part of the principal amount of the debenture, plus any accrued interest, may be converted at any time by any holder of the debenture into shares of our common stock at a conversion price per share equal to either 120% of the closing bid price on the date the debentures were issued or 80% of the average closing bid prices of our common stock for any three days of the five trading days immediately preceding the date of the conversion, as determined by the holder. The debentures provide that the holder of the debenture cannot convert the debenture into common stock to the extent that doing so would result in the holder being deemed the beneficial owner of 10% or more of our then outstanding shares of common stock. On the July 17, 2000 maturity date of the debentures, the unpaid balance of each of the debentures and any accrued and unpaid interest will convert automatically into shares of our common stock at the conversion price on the maturity date. We are obligated to reserve and keep available out of its authorized but unissued shares of common stock, sufficient shares to effect the conversion of the debentures. The debentures contain standard anti-dilution provisions.

REDEMPTION Subject to the satisfaction of notice and other requirements, we may redeem the debentures by causing an amount equal to 120% of the unpaid principal of and accrued interest on the debentures to be converted into shares of our common stock.

     SUBORDINATION The debentures, including principal or interest thereon, are subordinate and junior in right of payment to all current bank debt and all indebtedness acquired by us after the date of issuance of the debentures, other than indebtedness to any officer, director or owner of 10% or more of our common stock, but only to the following extent:

- upon the maturity or installment due date of any such current bank debt or indebtedness, all such bank debt or indebtedness then due must first be paid in full before any payment is made on the debentures; and
- in the event of any insolvency, bankruptcy or other similar proceedings affecting us or any proceedings for the liquidation, dissolution or other winding up of our company, then any such current bank debt or indebtedness must be paid in full before any payment is made in the debentures.

WARRANTS

     In connection with the issuance of our 6% convertible debentures, on July 17, 2000 we issued a warrant for the purchase of shares of our common stock to The May Davis Group, Inc. Each of the warrants is substantially identical and is exercisable for five years from the date of issuance. The exercise price of the warrants is $1.50 per share, subject to standard anti-dilution provisions. As an alternative to paying the exercise price in cash, the holder of the warrant may elect a cashless exercise option in which the number of shares of our common stock issuable upon the exercise of the warrant is reduced by a number of shares having an aggregate market value equal to the aggregate exercise price of shares for which the warrant is being exercised. The warrants provide that they are not exercisable to the extent that after giving effect to the exercise the holder and its affiliates would beneficially own, or during the 60 days then ended would have acquired, more than 4.9% of our outstanding common stock.

In connection with the issuance of our 6% convertible debentures, on September 19, 2000 we issued a warrant for the purchase of shares of our common stock to The May Davis Group, Inc. Each of the warrants is substantially identical and is exercisable for five years from the date of issuance. The exercise price of the warrants is $1.50 per share, subject to standard anti-dilution provisions.

REGISTRATION  RIGHTS

     At the time of our issuance of the debentures and the warrants referred to above, we entered into a registration rights agreements with May Davis, and each of the holders of the debentures under which we agreed to register under the Securities Act up to 44,000,000 shares of our common stock that may be issuable upon the conversion of all of the debentures and up to 4,500,000 shares of our common stock that may be issued upon the exercise of the warrants. If we are unable to register these shares under the Securities Act by November 3, 2000, then the conversion percentage to be used in determining the conversion price for the debentures will be reduced by 2% for the first 30 days following such date and an additional 2% each thirty 30 days thereafter until the shares are registered. In addition, if the shares are not registered by that date, and during any period following effectiveness when sales cannot be made pursuant to an effective registration statement (other than as a result of filing a post-effective amendment), then we will pay to the holders of the debentures an amount equal to 2% of the aggregate purchase price of all of the debentures then held by the holder for the first 30 calendar days that sales cannot be made under an effective registration statement and 3% of the aggregate purchase price for every 30 calendar days thereafter. We will pay all registration expenses incurred in connection with the above registration.

               RESTRICTIONS ON SALE OR OTHER TRANSFER OF THE SHARES

SECURITIES  LAWS

     Any shares owned by our "affiliates" are subject to restrictions on resale imposed by the Securities Act and must be held indefinitely unless they are registered under the Act or an exemption from registration is then available. We are the only party who may register its common stock under the Act. The term "affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under our common control. The Securities and Exchange Commission ordinarily would presume, without limitation, that an officer, director or the beneficial owner of five percent or more of our outstanding voting securities would fall within this definition

Section 4(1) of the Securities Act provides an exemption from registration under the Act for the resale of securities in the event that the seller of such securities is not then an "issuer", "dealer" or "underwriter" of the securities proposed to be resold. Rule 144 was adopted by the Securities and Exchange Commission as a safe harbor for determining whether a seller would be considered an "underwriter" for purposes of that exemption. Sales of "restricted" shares or shares owned by an "affiliate" cannot be made under Rule 144 unless each of its requirements are satisfied at the time of such sale. Although Rule 144 provides a means for reselling restricted shares and shares owned by affiliates, it is not the exclusive means for reselling such securities.

     In general, Rule 144 currently provides an exemption from registration under that Act if all of its conditions are met. Under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

-     1%  of  the  number  of  shares of common stock then outstanding; and
- the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale by that person, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

AGREEMENT  WITH  VENTURE  CAPITAL  MEDIA,  LTD.

     In connection with the October 24, 2000 termination of our advertising agreement with Venture Capital Media, Venture Capital Media agreed that 4,642,465 shares our common stock issued to them will remain subject to contractual restrictions on resale. These restrictions limit the number of shares that may be sold in each month, commencing September 2000 and ending June 2002, as more specifically described under "Selling Stockholders-The Venture Capital Media Group."

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

    *a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
    *purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
    *ordinary brokerage transactions in which the broker solicits purchasers; *in connection with short sales, in which the shares are redelivered to close  out  short  positions;
    *in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;
    *in connection with the writing of call options, in hedge transactions and in settlement of other transactions in options;
    *privately  negotiated  transactions;  or
    *in  a  combination  of  any  of  the  above  methods.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

Furthermore, in the event of a "distribution" of its shares, the selling stockholders, any selling broker or dealer and any affiliated purchasers may be subject to Regulation M under the Securities Exchange Act of 1934 until its participation in the distribution is completed.

To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Upon request of the selling stockholders, we will make all applicable filings under state securities or blue-sky laws.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by a selling stockholder. The foregoing may affect the marketability of the shares of common stock.
We will pay all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

                              LEGAL MATTERSMATTERS

     William Stocker, Capistrano Beach, CA 92624, will pass upon the validity of the shares offered for us.

                                     EXPERTS

     Our financial statements of as of December 31, 1999 and for the year ended December 31, 1999 included herein and elsewhere in the registration statement of which this prospectus is a part, have been included herein and in the registration statement in reliance upon the report of KPMG, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  ADDITIONAL INFORMATIONADDITIONAL INFORMATION

This prospectus constitutes an integral part of a Registration Statement on Form SB-2 (No. 333-______) (which, together with all amendments, exhibits and schedules thereto, is referred to as the "Registration Statement") filed by us with the Commission in Washington, D.C. under the Securities Act of 1933, as amended, with respect to the shares being offered by this prospectus. This prospectus does not contain all information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the shares offered hereby, reference is made to the Registration Statement and related exhibits. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Commission's offices located at the addresses set forth above under the caption "Where You Can Get More Information". Copies of the Registration Statement or any portion thereof can be obtained at prescribed rates from the Public Reference Section of the Commission located at the address set forth above under that caption.

                                  SIGNATURE PAGE

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the individual capacities and on the date indicated.

                                   LEGALOPINION.COM

                       formerly  Eurotronics  Holdings,  Inc.

Dated:  October  24,  2000


_________/s/____________                              _________/s/_____________
John  Marencik                                                   David  Emerick
President / CEO                                       Chief  Financial  Officer




_________/s/____________                              _________/s/_____________
Brian  Lovig                                                      Don  Crompton
Director                                                               Director




                           _________/s/_____________

                                   Rae  Meier
                              Secretary/Director





                                  EXHIBIT 10-.1
                                  -------------


                              EMPLOYMENT AGREEMENT

                                  JOHN MARENCIK

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS  AGREEMENT  made  as  of  the      17th  day  of  March  2000.
                                          ---------


BETWEEN:

LEGALOPINION.COM, a Corporation incorporated under the laws of the State of Nevada,

(Hereinafter  referred  to  as  the  "Corporation"),

OF  THE  FIRST  PART,
                                     - and -


John  Marencik,  a  businessman  of
Suite  #7E  4618  Warwick  Street,
Kansas  City,  Missouri,  64112

(Hereinafter  referred  to  as  "Employee"),

OF  THE  SECOND  PART.

     WHEREAS the Corporation wishes to retain the services of the Employee to provide the services hereinafter described during the term hereinafter set out;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the Parties agree as follows:

1.         TERM
           ----

The corporation shall employ the Employee commencing on the date of April 1 2000, and continuing thereafter until such employment shall be terminated as hereinafter provided.

2.     DUTIES
       ------

     The Employee shall serve the Corporation and any subsidiaries of the Corporation as Chief
Executive Officer (CEO) and President and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation as may be determined from time to time by the Board of Directors of the Corporation consistent with the office of the Employee. Without limiting the foregoing, the Employee shall occupy the office of CEO and President of the Corporation. The Employee shall:

(a) devote the Employee's full time and attention and the Employee's best efforts to the business and affairs of the Corporation;

(b) perform those duties that may reasonably be assigned to the Employee diligently and faithfully to the best of the Employee's abilities and in the best interests of the Corporation including the development and execution of a business plan, ,,ales and marketing responsibilities and other functions assigned by the Board of Directors, consistent with the office of the CEO and President; and

(c) use the Employee's best efforts to promote the interests and goodwill of the Corporation.

(d) be responsible for the Corporation maintaining all reporting and filings required by all regulatory authorities having jurisdiction.

        The Employee acknowledges and agrees that the employment relationship will be governed by and subject to the terms of the Corporation's policies as amended from time to time and agrees to comply with the terms of such policies. The Employee undertakes to review the details of such policies and any amendments made thereto from time to time and make recommendations to the Board of Directors as to policies and direction of the Corporation's business.

3.     REPORTING  PROCEDURES
       ---------------------

     The Employee shall report to the Board of Directors. The Employee shall report fully on the management, operations and business affairs of the Corporation and advise to the best of the Employee's ability and in accordance with reasonable business standards on matters that may arise from time I-lo time during the term of this agreement. The Employee shall comply with all Securities and Exchange Commission (SEC) reporting requirements as they apply to the Exchange.

4.     REMUNERATION
       ------------

(a) The annual base salary payable to the Employee for the Employee's services hereunder shall be $84,000.00 exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Employee pursuant to the provisions of this section 4 shall be payable in equal semimonthly installments in arrears on the 1st and 15th day of each month or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

(b) The annual base salary payable to the Employee for the Employee's services hereunder shall be subject to annual review. The review shall be based on the Employee's performance and the Employer's success in meeting its objectives under its business plan.

(c) The employee shall be entitled during his employment hereunder to the benefits generally available to employees of the Corporation from time to time.

(d) As additional compensation the Employee shall receive irrevocable options of 5,000 common shares per month, executable at a price of $0.01(US) per share. The Corporation shall forthwith make the necessary filings with the SEC to cause these shares to be free trading and will make subsequent filings as required to enable the delivery of free trading shares each month to the Employee during the Term of this Agreement.

(e) The Employee's Remuneration shall be reviewed each year on the anniversary date of this Agreement and changed or amended by the Board of Directors as is agreed upon by the Board and the Employee.

5.     STOCK  OPTION
       -------------

     The Board of Directors shall grant the Employee an option to acquire 100,000 common shares of the Corporation in accordance with the terms of the Corporation's 2000 Compensatory Stock Option Plan. Said option to vest 25,000 shares quarterly commencing December 1, 2000.

6.     VACATION
       --------

     The Employee shall be entitled to 20 days' paid vacation per calendar year of the Corporation at a time approved in advance by the Board of Directors, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Employee's responsibilities. In the event that the Employee decides not to take all the vacation to which the Employee is entitled in any calendar year, the Employee shall be entitled to take up to one week of such vacation in the next following calendar year at a time approved in advance by the Board of Directors.

7.     AUTOMOBILE
       ----------

     The Employee shall supply a vehicle for the Employee's use in connection with the
Corporation's business. In lieu of reimbursement for all expenses associated with the operation and maintenance of such vehicle including leasing costs, insurance, maintenance, gas and oil, the Corporation shall pay the Employee a car allowance of $500.00 per month.

8.     EXPENSES
       --------

(a) The Employee shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by the Employee from time to time 'in connection with carrying out the Employee's duties hereunder. For all such expenses the Employee shall furnish to the Corporation originals of all invoices or statements in respect of which the Employee seeks reimbursement.

(b) In the event that the Employee shall be required to relocate in order to carry out his responsibilities hereunder, the Corporation shall reimburse the Employee up to $24,000,00 in moving expenses or, at the Employee's discretion, pay up to $2,000.00 (US) per month in housing expenses on the Employee's behalf The maximum amount to be payable shall in any event not exceed $24,000.00.

9.     TERMINATION
       -----------

     (a) The Corporation may terminate the employment of the Employee without notice or any payment in lieu of notice for cause, which, without limiting the generality of the foregoing, shall include:

(i) if there is a repeated and demonstrated failure on the part of the Employee to perform the material duties of the Employee's position in a competent manner and where the Employee fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

(ii) if the Employee is convicted of a criminal offence involving fraud or dishonesty,

(iii) if the Employee or any member of the Employee's family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior Written consent of the Corporation;

(iv) if the Employee fails to honor the Employee's fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or

(v) if the Employee disobeys reasonable instructions given in the course of employment by the Board of Directors of the Corporation that are not inconsistent with the Employee's management position and not remedied by the Employee within a reasonable period of time after receiving written notice of such disobedience.

     (b) This agreement may be immediately terminated by the Corporation by notice to the Employee if the Employee becomes permanently disabled. The Employee shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Employee, the Employee has been continuously unable or unwilling or has failed to perform the Employee's duties for 60 consecutive days, or if, during any year of the employment period, the Employee has been unable or unwilling or has failed to perform the Employee's duties for a total of 120 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period- This agreement shall terminate without notice upon the death of the Employee.

10.     SEVERANCE  PAYMENTS
        -------------------

(a) Upon termination of the Employee's employment: (i) for cause- or (ii) by the voluntary termination of employment by the Employee, the Employee shall not be entitled to any notice, pay in lieu of notice or severance other than (iii) compensation earned by the Employee before the date of termination calculated pro rata up to and including the date of termination, and (iv) any amount to which the Employee is entitled under any Regulatory Act or Regulation, as amended and in force from time to time.

For great certainty, the Employee shall be paid or reimbursed for any earned and unpaid salary (including credit for any vacation pay earned but not taken), earned bonuses, expenses, and other payment payable to or earned by the Employee up to the date of termination.

(b) If the Employee's employment is terminated for any other reason other than the reason set forth subsection 10(a), the Employee shall be entitled to receive 6 months' salary and benefits at the then applicable base salary rate provided that in no case will the Employee receive less than the amount to which the Employee is entitled under any Regulatory Act or Regulation. The Employee will also be paid all unpaid salary, bonuses, vacation pay and expenses. It is hereby agreed by the parties that the stock purchase plan will cease immediately upon termination of this contract and no further vesting of stock will occur.

(c) Upon giving notice to the Corporation, the Employee will be entitled to resign without the Employer's prior written consent within one year of the occurrence of:

(i) any change which, in the Employee's reasonable opinion, is material and adverse in the title, status, position@ job function, job responsibilities, reporting responsibilities or compensation at the Corporation from and after the date hereof which may be reasonably considered a demotion and for greater certainty include the hiring of a new CEO;
(ii) the acquisition, directly or indirectly by any means whatsoever by a corporation or person or group of corporations or persons acting jointly of equal to or greater than 50% of the total issued shares of the Corporation;
(iii) by a material breach of the Corporation of its' obligation contained herein;
(iv) the failure of the Corporation to obtain in the Employee's favored a written and binding assumption of the Agreement from any of its successors.
(v) The adoption of a plan relating to the liquidation or dissolution of the Corporation.
(vi) Any transaction or series of transactions, whether by reconstitution, reorganization, consolidation, amalgamation, arrangement, merger, transfer sale or otherwise, whereby the Corporation's assets become the property of another person if said assets, which became the property of any other person have a fair market value equal to or greater than the fair market value of the assets of the Corporation which are not so transferred-
(vii) Any other event or circumstances, whether or not the same nature as any of the foregoing, which may reasonably be considered to constitute into constructive termination or dismissal.

 If the Employee resigns for any of the above reasons, the Employee shall be entitled to receive on the date of termination a lump sum cash payment equivalent to the amount in 10(b).

   The Employee will also be paid all unpaid salary, vacation pay, bonuses and expenses.

(d) The payment described in this subsection 10(b) is the only notice, pay in lieu of notice or severance the Employee will receive in the event of the termination of this agreement for reasons contemplated in this subsection 10(b).

11.     NO  MITIGATION
        --------------

     In the event that (4) the Employee's employment is terminated by the Corporation in circumstances where there is no cause or;(b) the Employee resigns because of circumstance(s) outlined in ID (c), in either case the Employee shall not be required to or under any duty to:

(i)     mitigate  Employee's  damages;
(ii)     seek  alternate  employment-  or
(iii) account for alternate sources of income, whether or not applicable to employment.

12.     CONFIDENTIALITY
        ---------------

     The  Employee  acknowledges  and  agrees  that:

(a) in the course of performing the Employee's duties and responsibilities as an officer of the Corporation, the Employee has had and will continue in the future to have access to and has been or will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, suppliers (which for all purposes of this agreement, shall be deemed to include, without limitation, employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Employee or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

(b) in the course of performing the Employee's duties and responsibilities for the Corporation, the Employee has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of the Employee's employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

(c) the Employee, as the CEO of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

(d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that developed between the Employee and the customers, clients and suppliers of the Corporation by virtue of the Employee's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

 . In acknowledgement of the matters described above and in consideration of the payments to be received by the Employee pursuant to this agreement, the Employee hereby agrees that the Employee will not, for a period of 12 months from the date of termination, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Employee.

13.     NON-COMPETITION
        ---------------

     The Employee agrees with and for the benefit of the Employer that for a period of one year from the date of termination of the Employee's employment, however caused, whether such termination is occasioned by the Employee, by the Employer with or without cause, or by mutual agreement, the Employee will not directly or indirectly, either as an individual or as a partner or joint venture or as an employee, principal, consultant, agent, shareholder, officer, director, or as a salesman for any person, firm, association, organization, syndicate, company or corporation, or in any manner whatsoever, carry on, control, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit the Employee's name or any part thereof to be used or employed in a business which is the same as, or competitive with, the business of the Employer.

14.     NON-SOLICITATION
        ----------------

     The Employee hereby agrees that the Employee will not, during the period commencing on the date hereof and ending one year following the expiration of the terms of this agreement, seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

15.     DISCLOSURE
        ----------

During the employment period, the Employee shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect,of the Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Employee's family in any business that is reasonably known to the Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

16.     PLACE  OF  EMPLOYMENT
        ---------------------

     The Corporation's head office is located in the City of Seattle, Washington, USA. The head office may be changed with the agreement of the Board of Directors.

17.     INTELLECTUAL  PROPERTY
        ----------------------

(a) The Employee acknowledges and agrees that the Employer owns all works that may be developed by the Employee during the course of the Employee's employment with the Employer. The Employee agrees to waive all moral rights to any such works. The Employee acknowledges that performance of this Agreement may result in the development of new proprietary and secret concepts, methods, techniques, processes, adaptations and ideas. The Employee understands and agrees that the same shall belong solely to the Employer without regard to the origin thereof

(b) All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disk, software products and fists (including lists of customers, suppliers, products and prices pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Employee shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Employee's employment for any reason, the Employee agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Employee or directly or indirectly under the control of the Employee. The Employee agrees not to make for the Employee's personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

18.     GOVERNING  LAW
        --------------

     This agreement shall be governed by and construed in accordance with the laws of the State of Washington.

19.     SEVERABILITY
        ------------

     If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

20.     ENFORCEABILITY
        --------------

     The Employee hereby confirms and agrees that the covenants and restrictions pertaining to the Employee contained in this agreement, including, without limitation those contained in sections 12, 13 and 14 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Employee of the

Employee's obligations under any such covenant or restriction. Accordingly, the Employee hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach.

21.     NO  ASSIGNMENT
        --------------

     The Employee may not assign, pledge or encumber the Employee's interest in this agreement nor assign any of the rights or duties of the Employee under this agreement without the prior written consent of the Corporation.

22.     SUCCESSORS
        ----------

     This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Employee.

23.     NOTICES
        -------

     Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. ff there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notice shall be addressed as follows:

(a)     If  to  the  Corporation:

        LEGALOPINION.COM
        Two  Union  Square
        42nd  Floor,  601  Union  Street
        Seattle,  Washington
        USA       98101
        Phone:    (206)  652-'3390
        Fax:      (206)  652-'3395
        Attention:  Brian  Lovig

(b)     If  to  the  Employee:

        Mr.  John  M.  Marencik
        4618  Warwick  Street  -  #7E
        Kansas  City,  MO
        USA     64112
        Phone:   (816)  531-7279
        Fax:     (816)  531-7279

24.     LEGAL  ADVICE
        -------------

     The Employee hereby represents and warrants to the Corporation and acknowledges and agrees that the Employee had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that the Employee did not utilize that opportunity prior to signing this agreement, the Employee did so voluntarily without any undue pressure and agrees that the Employee's failure to obtain independent legal advice shall not be used by the Employee as a defense to the enforcement of the Employee's obligations under this agreement.

     IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.


                                   legalopinion.com



                               Per:  /s/_________________________
                                   ------------------------------
                                   Brian Lovig



_/s/_____________                           _/s/_________________________
 ---                                         ----------------------------
      WITNESS                               JOHN  M  MARENCIK

                                  EXHIBIT 10.2
                                  ------------

                              EMPLOYMENT AGREEMENT

                           EMERICK AND COMPANY, INC.,
                           a professional corporation

                              EMPLOYMENT AGREEMENT
                              --------------------


THIS  AGREEMEENT  made  as  of  the  24th  day  of  April,  A.D.  2000.
                                     ----


BETWEEN:

LEGALOPINION.COM, a Corporation incorporated under the laws of the State of Nevada,

(hereinafter  referred  to  as  the  "Corporation"),  PARTY  OF  THE FIRST PART,

                                     - and -

EMERICK  AND  COMPANY,  INC.  a  professional  corporation
4110  Central
Kansas  City  Missouri
64111

(Hereinafter  referred  to  as  "Employee"),  PARTY  OF  THE  SECOND  PART.

     WHEREAS the Corporation wishes to retain the services of the Employee to provide the services hereinafter described during the term hereinafter set out;

     NOW THEREFORE THIS AGREENMNT WITNESSES that in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the parties agree as follows:

1.     TERM
       ----

     The corporation shall employ the Employee commencing on the date of April 24,2000, and continuing thereafter until such employment shall be terminated as hereinafter provided.

2.    DUTIES
      ------

     The Employee shall serve the Corporation and any subsidiaries of the Corporation as acting Chief Financial Officer (CFO) and shall perform such duties and exercise such powers pertaining to the financial management and operation of the Corporation as may be determined from time to time by the board of directors and the President of the Corporation consistent with the office of the Employee. Without limiting the foregoing, the Employee shall occupy the office of CFO of the Corporation. The Employee shall:

(a) devote such time and attention to the financial affairs of the corporation as is needed to accomplish the firm's goals and the Employee's best efforts to the business and affairs of the Corporation;

(b) perform those duties that may reasonably be assigned to the Employee diligently and faithfully to the best of the Employee's abilities and in the best interests of the Corporation including preparation of financial statements, sourcing of funds, interaction with the firm's auditors and investor relations firm, direction of the accounting staff, and any other duties determined by the Board of Directors, consistent with the office of the CFO and in the best profitable interest of the firm; and

(c) use the Employee's best efforts to promote the interests and goodwill of the Corporation.

(d) be responsible for the Corporation maintaining all reporting and filings required by all regulatory authorities having jurisdiction.

        The Employee acknowledges and agrees that the employment relationship will be governed by and subject to the terms of the Corporation's policies as amended from time to time and agrees to comply with the terms of such policies. The Employee undertakes to review the details of such policies and any amendments made thereto from time to time and make recommendations to the Board of Directors as to policies and direction of the Corporation's business and financial affairs.

3.     REPORTING  PROCEDURES
       ---------------------

     The Employee shall report to President and CEO. The Employee shall report fully on the business and financial affairs of the Corporation and advise to the best of the Employee's ability and in accordance with reasonable business standards on matters that may arise from time to time during the term of this agreement. The Employee shall comply with all Securities and Exchange
Commission  (SEC)  reporting  requirements  as  they  apply  to  the  Exchange.

4.     REMUNERATION
       ------------

(a) The initial monthly base compensation payable to the Employee for the Employee's services hereunder shall be $100.00 per hour, for those hours which the employee spends in the performance of his duties under this agreement, to be reimbursed as follows:

* Up to $1,000.00 (US) cash for the first 10 hours ($100/hour) of time expended per month.

* For time spent In the performance of company business in excess of 10 hours and up to 40 hours per month, said compensation shall be conveyed in company stock reimbursed at the hourly rate of$100/hour which such shares being delivered in the form of irrevocable stock options at the strike price of $0.01/share.
* The Corporation hereby gives consent to the Employee to have said options delivered to the Employee, his heirs, successors or assigns pursuant to Paragraph Eighteen (18) of this Employment Agreement
* For any hours in excess of 40 hours per month, said compensation shall be conveyed in the form of a 50:50 ratio of cash to stock.
* The share value used to offset any billings in excess of 10 hours per month, shall be the average market price of the shares for the month in which services were performed.
* The Corporation shall forthwith make the necessary filings with the SEC to cause these shares to be free trading, and will make subsequent filings as required to enable the delivery of free trading shares each month to the Employee, should he desire to execute said options, during the Term of this Agreement.
* Employee agrees that said options shall be executed by Employee no later than January 31, 2005.
* All compensation earned under this agreement is subject to the approval of the President, CEO and Board of Directors of the corporation.

The monthly base salary payable to the Employee pursuant to the provisions of this section 4 shall be payable in monthly installments in arrears on the 1st day of each month or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

(b) The base salary payable to the Employee for the Employee's services hereunder shall be subject to annual review. The review shall be based on the Employee's performance and the Employer's success in meeting its objectives under its business plan.

(c) The Employee's Remuneration shall be reviewed each year on the anniversary date of this Agreement and changed or amended by the President and/or Board of Directors as is agreed upon between the parties.

5.     EXPENSES
       --------

     The Employee shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by the Employee from time to time in connection with carrying out the Employee's duties hereunder. For all such expenses the Employee shall furnish to the Corporation originals of all invoices or statements in respect of which the Employee seeks reimbursement.

6.     TERMINATION
       -----------

     (a) The Corporation may terminate the employment of the Employee without notice or any payment in lieu of notice for cause, which, without limiting the generality of the foregoing, shall include:

(i) if there is a repeated and demonstrated failure on the part of the Employee to perform the material duties of the Employee's position in a competent manner and where the Employee fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

(ii) if the Employee is convicted of a criminal offence involving fraud or dishonesty;
(iii) if the Employee or any member of the Employee's family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;

(iv) if the Employee fails to honour the Employee's fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation or;

(v) if the Employee disobeys reasonable instructions given in the course of employment by the President, CEO or Board of Directors of the Corporation that are not inconsistent with the Employees management position and not remedied by the Employee within a reasonable period of time after receiving written notice of such disobedience.

     (b) This agreement may be immediately terminated by the Corporation by notice to the Employee if the Employee becomes permanently disabled. The Employee shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability,or for other causes beyond the control of the Employee, the Employee has been continuously unable or unwilling or has failed to per-form the Employee's duties for 60 consecutive days, or if, during, any year of the employment period, the Employee has been unable or unwilling or has failed to perform the Employee's duties for a total of 120 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period. This agreement shall terminate without notice upon the death of the Employee.

7.     SEVERANCE  PAYMENTS
       -------------------

(a) Upon termination of the Employee's employments (i) for cause; or (ii) by the voluntary termination of employment by the Employee, the Employee shall not be entitled to any notice, pay in lieu of notice or severance other than (iii) compensation earned by the Employee before the date of termination calculated pro rata up to and including the date of termination, and (iv) any amount to which the Employee is entitled under any Regulatory Act or Regulation, as amended and in force from time to time.

For great certainty,the Employee shall be paid or reimbursed for any earned and unpaid salary, expenses, and other payment payable to or earned by the Employee up to the date of termination.

(b) Upon giving notice to the Corporation, the Employee will be entitled to resign without the Employer's prior written consent within one year of the occurrence of:

(i) any change which, in the Employee's reasonable opinion, is material and adverse in the title, status, position, job function, job responsibilities, reporting responsibilities or compensation at the Corporation from and after the date hereof which may be reasonably considered a demotion and for greater certainty include the hiring of a new CFO;
(ii) the acquisition, directly or indirectly by any means whatsoever by a corporation or person or group of corporations or persons acting jointly of equal to or greater than 50% of the total issued shares of the Corporation;
(iii) by a material breach of the Corporation of its' obligation contained herein;
(iv) the failure of the Corporation to obtain in the Employee's favoured a written and binding assumption of the Agreement from any of its successors.
(v) The adoption of a plan relating to the liquidation or dissolution of the Corporation.
(vi) Any transaction or series of transactions, whether by reconstitution, reorganization, consolidation, amalgamation, arrangement, merger, transfer sale or otherwise, whereby the Corporation's assets become the property of another person if said assets, which became the property of any other person have a fair market value equal to or greater than the fair market value of the assets of the Corporation which are not so transferred;
(vii) Any other event or circumstances, whether or not the same nature as any of the foregoing, which may reasonably be considered to constitute into constructive termination or dismissal.

If the Employee resigns for any of the above reasons, the Employee shall be Paid all unpaid salary and expenses.

8.     NO  MITIGATION
       --------------

    In the event that (a) the Employee's employment is terminated by the Corporation in circumstances where there is no cause or; (b) the Employee Resigns because of circumstance (s) outlined in 11 (c), in either case the Employee shall not be required to or under any duty to:

(i)     mitigate  Employee's  damages;
(ii)     seek  alternate  employment;  or
(iii) account for alternate sources of income, whether or not applicable to employment.

9.     CONFIDENTIALITY
       ---------------

the  Employee  acknowledges  and  agrees  that:

(a) in the course of performing the Employee's duties and responsibilities as an officer of the Corporation, the Employee has had and will continue in the future to have access to and has been or will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, suppliers (which for all purposes of this agreement shall be deemed to include, without limitation, employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Employee or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;
(b) in the course of performing the Employee's duties and responsibilities for the Corporation, the Employee has been and will continue in the future to be a representative of the Corporation to its customers, clients and has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of the Employee's employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;
(c) the Employee, as the CFO of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and
(d) the night to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that developed between the Employee and the customers, clients and suppliers of the Corporation by virtue of the Employee's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

    In acknowledgement of the matters described above and in consideration of the payments to be received by the Employee pursuant to this agreement, the Employee hereby agrees that the Employee will not, for a period of 12 months from the date of termination, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Employee.

10.     NON-COMPETITION
        ---------------

     The Employee agrees with and for the benefit of the Employer that for a Period of one year from the date of termination of the Employee's employment, however caused, whether such termination is occasioned by the Employee, by the Employer with or without cause, or by mutual agreement, the Employee will not directly or indirectly, either as an individual or as a partner or joint venture or as an employee, principal, consultant, agent, shareholder, officer, director or as a salesman for any person, firm, association, organization, syndicate, company or corporation, or in any manner whatsoever, carry on, control, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit the Employee's name or any part thereof to be used or employed in a business which is the same as, or competitive with, the business of the Employer.

11.     NON-SOLICITATION
        ----------------

    The Employee hereby agrees that the Employee will not, during the period commencing on the date hereof and ending one year following the expiration of the terms of this agreement, seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

12.     DISCLOSURE
        ----------

    During the employment period, the Employee shall promptly disclose to the President and/or Board of Directors full information concerning any interest, direct or indirect, of the Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Employee's family in any business that is reasonably known to the Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.


13.     PLACE  OF  EMPLOYMENT
        ---------------------

It is understood that the primary location from which the employee will work is Kansas City, Missouri, USA.

14.     INTELLECTUAL  PROPERTY
        ----------------------

(a) The Employee acknowledges and agrees that the Employer owns all works that may be developed by the Employee during the course of the Employee's employment with the Employer. The Employee agrees to waive all moral rights to any such works. The Employee acknowledges that performance of this Agreement may result in the development of new proprietary and secret concepts, methods, techniques, processes, adaptations and ideas. The Employee understands and agrees that the same shall belong solely to the Employer without regard to the origin thereof.

(b) All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disk, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of the Employee shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Employee's employment for any reason, the Employee agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Employee or directly or indirectly under the control of the Employee. The Employee agrees not to make for the Employee's personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

15.     GOVERNING  LAW
        --------------

     This agreement shall be governed by and construed in accordance with the laws of the State of Washington,

16.     SEVERABILITV
        ------------

     If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable,in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

17.     ENFORCEABILITV
        --------------

     The Employee hereby confirms and agree that the covenants and restrictions pertaining to the Employee contained in this agreement, including, without limitation those contained in sections 9, 10 and 11 hereof, are reasonable and valid and hereby further acknowledges and agree that the Corporation would suffer irreparable injury in the event of any breach by the Employee of the Employee's obligations under any such covenant or restriction.

     Accordingly, the Employee hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach.

18.     NO  ASSIGNMENT
        --------------

     The Employee may not assign, pledge or encumber the Employee's interest in this agreement nor assign any of the rights or duties of the Employee under this agreement without the prior written consent of the Corporation.

19.     SUCCESSORS
        ----------

     This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Employee.

20.     NOTICES
        -------

     Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notice shall be addressed as follows:

(a)     If  to  the  Corporation:

     LEGALOPINION.COM
     Two  Union  Square
     42nd  Floor,  601  Union  Street
     Seattle,  Washington
     USA  98101
     Phone:   (206)  652-3390
     Fax:     (206)  652-3395
     Attention:   John  M.  Marencik

(b)     If  to  the  Employee:

     EMERICK  AND  COMPANY,  INC.  a  professional  corporation
     4110  Central
     Kansas  City,  MO  64111
     816-531-4646
     Attention:   David  Eme6ck

21.     LEGAL  ADVICE
        -------------

     The Employee hereby represents and warrants to the Corporation and acknowledges and agrees that the Employee had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that the Employee did not utilize that opportunity prior to signing this agreement, the Employee did so voluntarily without any undue pressure and agrees that the Employee's failure to obtain independent legal advice shall not be used by the Employee as a defense to the enforcement of the Employee's obligations under this agreement.

     IN WITNESS WHEREOF the parties hereto have executed this agreement as of The date first above written.

                                     LEGALOPINION.COM

Per:                                 John  M.  Marencik
                                     ------------------
                                     President,  CEO
                                    ---------------


  /S/                                 /S/
-----------------                    -----------------
WITNESS



                                      EMERICK  &  COMPANY,  INC.

                                      Per:     David  Emerick,  CPA
                                               --------------------
                                               President,  CEO
                                               ---------------


  /S/                                          /S/
-----------------                              -----------------
WITNESS

                                  EXHIBIT 10.3
                                  ------------

                                LEGALOPINION.COM

                  2000  COMPENSATORY  STOCK  OPTION  PLAN

                                  SCHEDULE "A"

                               LEGALOPINION.COM

                 2000  COMPENSATORY  STOCK  OPTION  PLAN

1.     PURPOSE  OF  THIS  PLAN.

     This Compensatory Stock Option Plan ("Plan") is intended as an employment incentive, to aid in attracting and retaining in the employ or service of legalopinion.com ("Company"), a Nevada corporation, and any Affiliated company, persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company. This Plan provides for the issuance of non-statutory stock options ("CSOs" or "Options") which are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). Certain other terms also are defined in Paragraph 17 and elsewhere of this Plan.

2.     ADMINISTRATION  OF  THIS  PLAN.

     The Company's Board of Directors ("Board") may appoint and maintain as administrator of this Plan the Compensation Committee ("Committee") of the Board which shall consist of at least two members of the Board. At any time that the Committee is not duly constituted, the Board itself shall have and fulfill the duties herein allocated to the Committee. The Committee shall have full power and authority to designate Plan participants, to determine the provisions and terms of respective CSOs (which need not be identical as to number of shares covered by any CSO, the method of exercise as related to exercise in whole or in installments, or otherwise), including the CSO price, and to interpret the provisions and supervise the administration of this Plan. The Committee may in its discretion provide that certain CSOs not vest (that is, become exercisable) until expiration of a certain period after issuance or until other conditions are satisfied, so long as not contrary to this Plan.

     A majority of the members of the Committee shall constitute a quorum. All decisions and selections made by the Committee pursuant to this Plan's provisions shall be made by a majority of its members. Any decision reduced to writing and signed by all of the members shall be fully effective as if it had been made by a majority at a meeting duly held. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it deems advisable. Each Option shall be evidenced by a written agreement containing terms and conditions established by the Committee consistent with the provisions of this Plan.


3.     DESIGNATION  OF  PARTICIPANTS

     Only Employees as defined in sections 6.b and 17.g shall be eligible for participation in this Plan. The Committee shall have full power to designate, from among eligible individuals, the persons to whom CSOs may be granted. A person who has been granted a CSO hereunder may be granted an additional CSO or CSOs, if the committee shall so determine. Persons eligible under this Plan additionally may be granted one or more options under any other compensation or stock option plan or awarded shares under any other benefit plan of the Company. No Option shall confer any right upon the Optionee with respect to the continuation of his employment (or his position as an Employee) with the Company or any Affiliated Company, and shall not interfere with the right of the Company or any Affiliated Company to terminate such relationship(s) at any time in accordance with law and any agreements then in force.

4.     STOCK  RESERVED  FOR  THIS  PLAN.

     Subject to adjustment as provided in Paragraph 9 below, a total of 3,000,000 Shares of Common Stock of the Company ("Option Stock or "Option Shares") shall be subject to this Plan. The Option Stock subject to this Plan shall consist of unissued shares of Common Stock or previously issued shares of Common Stock reacquired and held by the Company or any Affiliated Company, and such number of Option Shares shall be and is hereby reserved for sale for such purpose. Any Option Shares which may remain unsold and which are not subject to outstanding CSOs at the termination of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan. Should any CSO expire or be cancelled prior to its exercise in full, the unexercised Option Shares theretofore subject to such CSO may again be subjected to a CSO under this Plan.

5.     OPTION  EXERCISE  PRICE.

     The purchase (grant) price of each share of Option Stock made subject to an Option shall be equal to 80% of the market price based upon the average trading price during the four-week period ending on the Friday before the Option is granted.

6.     EXERCISE  PERIOD;  VESTING.

     (a) An Option shall have a term of not more than five (5) years from the date of grant and shall automatically terminate:

          (i) Upon termination of the Optionee's employment with the Company for cause;

          (ii) At the expiration of a period to be determined by the Committee at the time of grant which is not to exceed six (6) months following the date of termination of the Optionee's employment with the Company without cause for any reason other than death; provided that if no such period is specified in the Option, the Option shall automatically terminate thirty days following termination of Optionee's employment; provided, further, that if the Optionee dies within such period, sub-clause (iii) below shall apply; or

          (iii) At the expiration of twelve (12) months after the date of death of the Optionee; provided, that the Committee may in its discretion provide that any Option not be exercisable after the Optionee's death or may be exercised for a further period which shall be not less than twelve months.

          (iv) Unless otherwise specified in the Option, if termination is due to the Optionee's

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

 permanent and total disability within the meaning of Section 422(c)(6) of the Code, an Option may be exercised at any time within twelve (12) months following termination of employment or the relationship.

     (b) "Employee" and "Employment with the Company" as used in this Plan shall include employment or relationship as an officer, director, employee, consultant or adviser with the Company or any Affiliated Company in any such capacity, even if employment or engagement in another capacity ceases. Options granted under this Plan shall not be affected by an employee's transfer of employment among the Company and any one or more Affiliated Companies. An
Optionee's employment with the Company shall not be deemed interrupted or terminated by a bona fide leave of absence (such as sabbatical leave or employment by the Government) duly approved, military leave or sick leave. As to consultants, advisers or other non-employee providers of services, employment with the Company shall be deemed to cease upon formal termination of the Optionee's engagement.

     (c) Each Option may be made exercisable (that is, vest) in whole or in installments, cumulative or otherwise, during its term, or subject to other restrictions or limitations. Unless otherwise set forth in the granting resolution, an Option shall vest immediately upon grant. If an Option is made to vest over time, any portion not vested at the time of termination of employment or relationship as an Employee with the Company shall lapse as if never granted. Nothing contained in this Section shall be construed to extend the term of any Option or to permit anyone to exercise an Option after expiration of its term, nor shall it be construed to increase the number of shares as to which any Option is exercisable from the amount exercisable on the date of termination of the Optionee's employment or the relationship.

7.     EXERCISE  OPTIONS.

     (a) The Committee, in granting CSOs, shall have discretion to determine the terms upon which CSOs shall be exercisable, subject to applicable provisions of this Plan. Once available for purchase, unpurchased Option Shares shall remain subject to purchase until the CSO expires or terminates in accordance with Paragraph 6 above. Unless otherwise provided in the CSO, a CSO may be exercised in whole or in part, one or more times, but no CSO may be exercised for a fractional share. Resulting fractions shall be rounded up or down, as appropriate.

     (b) CSOs may be exercised solely by the Optionee or a permitted transferee during his lifetime or by a spouse or former spouse pursuant to a qualified domestic relations order, or if the Option permits, after his death (with respect to the number of shares which the Optionee could have purchased at the time of death) by the person or persons entitled thereto under the decedent's will or the laws of descent and distribution.

     (c) The purchase price of the Option Shares as to which a CSO is exercised shall be paid or delivered in full at the time of exercise and no Option Shares shall be issued until full payment is made therefore. Payment shall be made by any one or more of the following means:

          (i) in cash, represented by bank or cashier's check, certified check or money order, or made by bank wire transfer;

          (ii) by offsetting against the purchase price of a cash obligation of the Company

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

               which is both liquidated (meaning the dollar amount is fixed and known or easily determinable) and uncontested;

          (iii) with the prior approval of the Committee, by delivering shares of the Company's Common Stock which have been beneficially owned by the Optionee, the Optionee's spouse or both of them, for a period of at least six
(6) months prior to the time of exercise (the "Delivered Stock"), the Delivered Stock to be valued by the Committee in good faith at its Fair Market Value on the date of exercise;

          (iv) with the prior approval of the Committee, by delivery of shares of corporate stock which are freely tradable without restriction and which are part of a class of securities which has been listed for trading on the NASDAQ National Market System, the NASDAQ Small Cap Market or a national securities exchange, with an aggregate Fair Market Value on the date of exercise equal to or greater than the exercise price of the Option Shares being purchased under the Option ("Other Shares"); or

          (v) with the prior approval of the Committee, by delivering to the Company the Optionee's personal recourse promissory note, adequately secured by property other than the Option Shares thereby purchased, containing such terms and conditions as the Committee shall determine.

     (d) An Option shall be deemed exercised when written notice thereof, accompanied by the appropriate payment in full, is received by the Company. No holder of an Option shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Option Shares purchasable upon exercise of an Option unless and until certificates evidencing such shares shall have been issued by the Company to him, her or it.


8.     Non-Transferability  of  Options.

     No Option shall be assignable or otherwise transferable except by will or by operation of law, pursuant to a qualified domestic relations order (as defined in Rule 16b-3 of the Securities and Exchange Commission, or any successor rule), or pursuant to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or rules thereunder. No CSO shall be pledged or hypothecated in any manner, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process. The same restrictions on transfer or assignment shall apply to any heirs, devisees, beneficiaries, legal representatives or other persons acquiring this Option or an interest herein under such an instrument or by operation of law. Any attempt to transfer or otherwise dispose of an Option in contravention of its terms shall void the Option.

9.     Reorganization  and  Recapitalization  of  the  Company.

     (a) No Limit Imposed on Corporate Powers. The existence of this Plan and Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or other indebtedness, or any preferred or prior preference stocks senior to or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale, exchange or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) Certain Adjustments to be made. The Option Shares with respect to which Options may be granted hereunder are shares of the Common Stock of the Company as currently constituted. In certain instances, the number of shares purchasable upon exercise of Options and the exercise price shall be adjusted as provided herein. All adjustments made under this Section shall be made by the Committee in good faith in its sole discretion. Every adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the exercise price per share and numbers (and if applicable, kind) of share purchasable.

     (c) Stock Splits, Stock Combinations, Etc. If, and whenever, prior to delivery by the Company of all of the Option Shares which are subject to Options granted hereunder, the Company shall effect a split or combination of the Common Stock or other capital readjustment, the payment of a Common Stock dividend, or recapitalization, reclassification or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, then the number of Option shares available under this Plan and the number of Option shares with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares of Common Stock, be proportionately increased , and the cash consideration payable per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares of Common Stock, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

     (d) Certain Other Changes in the Common Stock. If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, share exchange or other business combination in which the Company is the surviving parent corporation, appropriate adjustment shall be made by the Committee in the number and kind of shares for which Options may be granted under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding and unexercised Options shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event.

     (e) Certain Defined Reorganization. For purposes of this Section, the term "Reorganization" shall mean any reorganization, merger, consolidation, share exchange, or other business combination pursuant to which the Company is not the surviving parent corporation after the effective date of the Reorganization, or any sale or lease of all or substantially all of the assets of the Company, and the term "Reorganization Agreement" shall mean a plan or agreement with respect to a Reorganization. Nothing herein shall require the Company to adopt a Reorganization Agreement, or to make provision for the adjustment, change, conversion, or exchange of any Options, or the shares subject thereto, in any Reorganization Agreement which

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

it  does adopt. In the event of a Reorganization (as hereinafter defined), then,

          (i) If there is no Reorganization Agreement, or if the Reorganization Agreement does not specifically provide for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, then any outstanding and unexercised options shall terminate as of a future date to be fixed by the Committee; or,

          (ii) If there is a Reorganization Agreement, and the Reorganization Agreement specifically provides for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, the Committee shall adjust the shares under such outstanding and unexercised options, and shall adjust the shares remaining under the Plan which are then available for the issuance of options under the Plan of Reorganization Agreement for the adjustment, change, conversion, or exchange of such options and shares.

          (iii) The Committee shall provide to each Optionee then holding an outstanding and unexercised Option not less than thirty (30) calendar days' advance written notice of any date fixed by the Committee pursuant to this
Section 13 and of the terms of any Reorganization Agreement providing for the adjustment, change, conversion, or exchange of outstanding and unexercised Options. Except as the Committee may otherwise provide, each Optionee shall have the right during such period to exercise his Option only to the extent that the Option was exercisable on the date such notice was provided to the Optionee.

     (f) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any outstanding and unexercised options shall terminate as of a future date to be fixed by the Committee.

     (g) No Adjustments to be Made. Except as expressly provided above, the Company's issuance of shares of its capital stock of any class, or securities convertible into shares of its capital stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Option shares subject to CSOs granted hereunder or the purchase price of such shares.

10.     PURCHASE  FOR  INVESTMENT.

     Unless the Option Shares covered by this Plan have been registered under the Act prior to issuance, each person exercising a CSO under this Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

11.     EFFECTIVE  DATE  AND  EXPIRATION  OF  THIS  PLAN.

     This Plan shall be effective as of January 1,2000 the date of its adoption by the Board, and no CSO shall be granted pursuant to this Plan after its expiration. This Plan shall expire on December 31, 2005 except as to CSOs then outstanding, which shall remain in effect until they have expired or been exercised.

12.     AMENDMENTS  OR  TERMINATION.

     The Committee or Board may amend, alter or discontinue this Plan at any time in such respects as it shall deem advisable in order to conform to any change in any other applicable law, or in order to comply with the provisions of any rule or regulation of the Securities and Exchange Commission required to exempt this Plan or any CSOs granted thereunder from the operation of Section 16(b) of the Exchange Act, or in any other respect not inconsistent with Section 16(b) of the Exchange Act; provided, that no amendment or alteration shall be made which would impair the rights of any participant under any CSO theretofore granted, without his consent (unless made solely to conform such CSO to, and necessary because of, changes in the foregoing laws, rules or regulations), and except that no amendment or alteration shall be made without the approval of shareholders which would increase the total number of shares reserved for the purposes of this Plan (except as provided in Paragraph 9) or extend the expiration date of this Plan as set forth in Paragraph 11.

13.     GOVERNMENT  REGULATIONS.

     This Plan, and the granting and exercise of CSOs hereunder, and the obligation of the Company to sell and deliver Option Shares under such CSOs, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.     LIABILITY.

     No member of the Board of Directors or the Committee, nor any Employees or agents of the Company or any Affiliated Company shall be personally liable for any action, omission or determination made in good faith in connection with this Plan.

15.     OPTIONS  IN  SUBSTITUTION  FOR  OTHER  OPTIONS.

     The Committee may, in its sole discretion, at any time during the term of this Plan, grant new options to an Employee as defined under this Plan or any other stock option plan of the Company on the condition that such Employee shall agree to and surrender for cancellation one or more outstanding options which represent the right to purchase (after giving effect to any previous partial exercise thereof) a number of shares, in relation to the number of shares to be covered by the new conditional grant hereunder, determined by the Committee. The Employee's consent to the substitution of a new option plan must be obtained or the terms of this Option Plan shall remain in effect as to the Employee. Options may be granted under this Plan from time to time in substitution for similar rights held by employees of other corporations who are about to become employees of the Company or an Affiliated Company as a result of a merger or consolidation of the employing corporation with the Company or an Affiliated Company, or the

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

acquisition by the Company or an Affiliated Company of the assets of the employing corporation, or the acquisition by the Company or an Affiliated Company of stock of the employing corporation as the result of which such other corporation becomes an Affiliated Company.

16.     WITHHOLDING  TAXES.

     Pursuant to applicable federal and state laws, the Company may be required to collect withholding taxes upon the exercise of a CSO. The Company may require, as a condition to the exercise of a CSO, that the Optionee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Company in its discretion may determine. In lieu of part or all of any such payment, the Optionee may elect to have the Company withhold from the shares to be issued upon exercise of the option that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

17.     OTHER  DEFINITIONS.

     Whenever used in this Plan, except where the context might clearly indicate otherwise, the following terms shall have the meanings set forth below:

     a.     "ACT"  means  the  U.S.  Securities  Act  of  1933,  as  amended.

     b.     "AFFILIATED  COMPANY" means any Parent or Subsidiary of the Company.

     c. "AWARD" or GRANT" means any grant of a CSO (Option) made under this Plan.

     d. "BOARD OF DIRECTORS" means the Board of Directors of the Company. The term "COMMITTEE" is defined in Section 2 of this Plan.

     e. "COMMON STOCK" or "COMMON SHARES" means the common stock of the Company par value per share, of $0.001, or in the event that the outstanding Common shares are hereafter changed into or exchanged for different shares or securities of the Company or any other issuer, such other shares or securities.

     f. "DATE OF GRANT" means the day the Committee authorizes the grant of a CSO or such later date as may be specified by the Committee as the date a particular grant will become effective.

     g.     "EMPLOYEE"  OR "EMPLOYEES" means and includes the following persons:
(i) executive officers, officers and directors (including advisory and other special directors) of the Company or an Affiliated Company, (ii) full-time and part-time employees of the Company or an Affiliated Company (iii) persons engaged by the Company or an Affiliated Company as a consultant, advisor or agent; and (iv) a lawyer, law firm, accountant or accounting firm, or other professional or professional firm engaged by the Company or an Affiliated Company.

     h.     "OPTIONEE"  means  an  Employee  to  whom  a  CSO  is  granted.

i. "PARENT" means any corporation owning 50% or more of the total combined voting stock of all classes of the Company or of another corporation qualifying as a Parent within this definition.

     j. "SUBSIDIARY" means a corporation in which more than 50% of the total combined capital stock of all classes is held by the Company or by another corporation qualifying as a Subsidiary within this definition.

18.     LITIGATION.

     In the event that any Optionee or Optionee's successor should bring any lawsuit or other action or proceeding ("Action") against the Company or an Affiliated Company based upon or arising in relation to an Option, an Optionee, or successor, as the case may be, and the Optionee does not prevail in such Action, then the Optionee shall be required to reimburse the Company or Affiliated Company's costs and expenses, including reasonable attorneys' fees, incurred in defending such action and appealing any award by a lower court.

19.     MISCELLANEOUS  PROVISIONS.

     The place of administration of this Plan shall be in the State of Washington (or subsequently, wherever the Company's principal executive offices are located), and the validity, construction, interpretation and effect of this Plan and of its rules, regulations and rights relating to it, shall be determined solely in accordance with the laws of the State of Nevada or subsequent state of domicile, should the Company be redomiciled. Without amending this Plan, the Committee may issue Options and Options Shares to Employees of the Company who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in this Plan but consistent with the purpose of this Plan, as it deems necessary and desirable to create equitable opportunities given differences in tax laws in other countries. All expenses of administering this Plan and issuing Option and Option Shares shall be borne by the Company.

     By signature below, the undersigned officers of the Company hereby certify that the foregoing is a true and correct copy of the 2000 Compensatory Stock Option Plan of the Company.

DATED:  January  3,  2000

     LEGALOPINION.COM




By:     Don  Crompton                    By:     Rae  Meier
        -------------                            ----------
     Authorized  Officer                         Secretary

                                  EXHIBIT 10.4
                                  ------------

                                  LEGAL OPINION

                                 WILLIAM STOCKER
                                 Attorney at Law

                                 LAW  OFFICES  OF
                                 WILLIAM  STOCKER

PHONE  (949)  248-9561     34700  PACIFIC COAST HIGHWAY,      FAX (949) 248-1688
                                    SUITE 303
                           CAPISTRANO  BEACH  CA  92624


                                October  26,  2000

Board  of  Directors
legalopinion.com
Two  Union  Square,  42nd  Floor
Union  Street
Seattle,  WA  98101

Gentlemen:

      You have requested our opinion, as special securities counsel for legalopinion.com, a Nevada corporation (the Company ), in connection with the registration statement on Form SB-2 (the Registration Statement ),under the Securities Act of 1933, filed by the Company with the Securities and Exchange Commission for the sale of 53,174,965 shares (the Registered Shares ) of common stock, $.001 par value (the Common Stock ), by the selling security holders named in the Registration Statement.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that the outstanding registered shares are, and the registered shares issuable upon conversion of certain Convertible Debentures as described in the Registration
Statement, in accordance with their respective terms, when issued will be duly and validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption Legal Matters in the prospectus included in the Registration Statement.

     Sincerely,



     William  Stocker
     Attorney  at  Law